Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF

July 23, 2015

AMONG

ANTHEM, INC.,

ANTHEM MERGER SUB CORP.

AND

CIGNA CORPORATION

i

Article IV	COVENANTS RELATING TO CONDUCT OF BUSINESS	44

4.1	Conduct of Business of Cigna Pending the Merger	44

4.2	Conduct of Business of Anthem Pending the Merger	48

4.3	Operational Matters	49

Article V	ADDITIONAL AGREEMENTS	50

5.1	Preparation of Form S-4 and the Joint Proxy Statement; Stockholders/Shareholders Meetings	50

5.2	Access to Information	54

5.3	Reasonable Best Efforts	55

5.4	No Solicitation of Transactions	58

5.5	Employee Benefits Matters	59

5.6	Directors’ and Officers’ Indemnification and Insurance	61

5.7	Notification of Certain Matters	62

5.8	Public Announcements	63

5.9	Listing of Shares of Anthem Common Stock	63

5.10	Integration Committee	63

5.11	Tax-Free Reorganization Treatment	63

5.12	Takeover Statutes	64

5.13	Stockholder Litigation	64

5.14	Financing	64

5.15	Indentures	66

Article VI	CONDITIONS PRECEDENT	66

6.1	Conditions to Each Party’s Obligation to Effect the Merger	66

6.2	Additional Conditions to Obligations of Anthem and Merger Sub	67

6.3	Additional Conditions to Obligations of Cigna	68

Article VII	TERMINATION AND AMENDMENT	69

7.1	Termination	69

7.2	Effect of Termination	70

7.3	Fees and Expenses	70

7.4	Procedure for Termination	73

Article VIII	GENERAL PROVISIONS	74

8.1	Non-Survival of Representations, Warranties and Agreements	74

8.2	Notices	74

8.3	Interpretation	75

8.4	Counterparts	75

8.5	Entire Agreement; No Third-Party Beneficiaries	75

8.6	Governing Law; Waiver of Jury Trial	76

8.7	Severability	76

8.8	Amendment	76

8.9	Extension; Waiver	77

8.10	Assignment	77

8.11	Submission to Jurisdiction; Waivers	77

8.12	Enforcement	78

8.13	Definitions	78

8.14	Obligation of Anthem and Cigna	84

EXHIBITS

Exhibit A — Form of Second Merger Agreement

Exhibit B — Form of Certificate of Incorporation of the Surviving Corporation

Index of Defined Terms

Defined Term	Location of Definition
368 Opinions	Section 8.13
ACA Insurer Tax	Section 8.13
Affiliate	Section 8.13
Agreement	Preamble
Anthem	Preamble
Anthem 368 Opinion	Section 8.13
Anthem Alternative Transaction	Section 8.13
Anthem Board Approval	Section 3.1(f)
Anthem Business Combination Transaction	Section 8.13
Anthem Common Stock	Recitals
Anthem Designees	Section 1.13(a)(i)
Anthem Disclosure Letter	Section 3.1
Anthem ERISA Affiliate	Section 3.1(x)(iv)
Anthem ERISA Plan	Section 3.1(x)(i)
Anthem ESPP	Section 3.1(b)(i)
Anthem Expense Fee	Section 7.3(d)
Anthem Financial Advisors	Section 3.1(h)
Anthem Intervening Event	Section 8.13
Anthem Material Contract	Section 3.1(w)
Anthem Multiemployer Plan	Section 3.1(x)(i)
Anthem Pension Plan	Section 3.1(x)(i)
Anthem Permits	Section 3.1(i)(ii)
Anthem Plans	Section 3.1(x)(i)
Anthem Policies	Section 3.1(z)
Anthem Recommendation	Section 5.1(c)
Anthem SEC Reports	Section 3.1(d)(i)
Anthem Shareholders Meeting	Section 5.1(c)
Anthem State Agencies	Section 3.1(p)
Anthem State Agency Filings	Section 3.1(p)
Anthem Stock Options	Section 3.1(b)(i)
Anthem Stock Plans	Section 3.1(b)(i)
Anthem Stock Value	Section 1.11(a)(i)
Anthem Superior Proposal	Section 8.13
Anthem Termination Fee	Section 7.3(b)
Anthem’s Counsel	Section 5.11(b)
Applicable Vesting Percentage	Section 1.11(e)(i)
Band 4 Employee	Section 1.11(c)(i)
Band 4 Pre-Existing Cigna Restricted Stock Award	Section 1.11(c)(i)
BCBSA	Section 8.13
BCBSA Licenses	Section 8.13
BCBSA Rules	Section 8.13
Benefit Plans	Section 8.13
Blue Sky Laws	Section 3.1(c)(iii)
Board of Directors	Section 8.13
Book-Entry Shares	Section 1.8(b)
Burdensome Term or Condition	Section 5.3(c)
Business Day	Section 8.13
Cash Consideration	Section 1.8(b)
Cash Percentage	Section 1.11(a)(i)
Certificate of Merger	Section 1.3
Change in Anthem Recommendation	Section 5.1(c)
Change in Cigna Recommendation	Section 5.1(b)

Defined Term	Location of Definition
Cigna	Preamble
Cigna 368 Opinion	Section 8.13
Cigna Alternative Transaction	Section 8.13
Cigna Annual Dividend	Section 4.1(c)
Cigna Board Approval	Section 3.2(f)
Cigna Business Combination Transaction	Section 8.13
Cigna Certificate	Section 1.8(b)
Cigna Common Stock	Recitals
Cigna Deferred Stock Unit Award	Section 1.11(f)
Cigna Designees	Section 1.13(a)(i)
Cigna Disclosure Letter	Section 3.2
Cigna ERISA Affiliate	Section 3.2(w)(iv)
Cigna ERISA Plan	Section 3.2(w)(i)
Cigna Expense Fee	Section 7.3(c)
Cigna Financial Advisor	Section 3.2(h)
Cigna Intervening Event	Section 8.13
Cigna Material Contract	Section 3.2(v)
Cigna Multiemployer Plan	Section 3.2(w)(i)
Cigna Pension Plan	Section 3.2(w)(i)
Cigna Permits	Section 3.2(i)(ii)
Cigna Plans	Section 3.2(w)(i)
Cigna Policies	Section 3.2(y)
Cigna Recommendation	Section 5.1(b)
Cigna Restricted Stock Award	Section 1.11(b)
Cigna Restricted Stock Unit Award	Section 1.11(d)
Cigna SEC Reports	Section 3.2(d)(i)
Cigna State Agencies	Section 3.2(o)
Cigna State Agency Filings	Section 3.2(o)
Cigna Stock Option	Section 1.11(a)
Cigna Stock Plans	Section 1.11(h)
Cigna Stockholders Meeting	Section 5.1(b)
Cigna Strategic Performance Share Award	Section 1.11(e)
Cigna Superior Proposal	Section 8.13
Cigna Termination Fee	Section 7.3(a)
Cigna Treasury Shares	Section 1.8(a)
Cigna’s Counsel	Section 5.11(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Commitment Letter	Section 3.1(o)
Confidentiality Agreement	Section 5.2
Continuation Period	Section 5.5(a)
Converted Deferred Stock Unit Award	Section 1.11(f)
Converted Option	Section 1.11(a)
Converted Other Stock Awards	Section 1.11(f)
Converted Restricted Stock Award	Section 1.11(b)
Converted Restricted Stock Unit Award	Section 1.11(d)
Converted Strategic Performance Share Award	Section 1.11(e)
DGCL	Recitals
Dissenting Shares	Recitals
Dissenting Stockholders	Recitals
Effective Time	Section 1.3
Environmental Laws	Section 3.1(t)
Environmental Liabilities	Section 3.1(t)

v

Defined Term	Location of Definition
Environmental Permits	Section 3.1(t)
Equity Award Exchange Ratio	Section 1.11(a)(i)
ERISA	Section 8.13
Exchange Act	Section 1.11(i)
Exchange Agent	Section 1.10
Exchange Fund	Section 2.1
Financing	Section 3.1(o)
Financing Parties	Section 8.13
Foreign Corrupt Practices Act	Section 3.1(i)(vii)
Form S-4	Section 3.1(e)(i)
GAAP	Section 3.1(d)(i)
good standing	Section 8.13
Governance Committee	Section 1.13(a)(i)
Governmental Entity	Section 3.1(c)(iii)
Hazardous Materials	Section 3.1(t)
Healthcare Laws	Section 3.1(c)
HIPAA	Section 3.1(c)
HSR Act	Section 3.1(c)(iii)
IBCL	Section 1.1
Indemnified Persons	Section 5.6(a)
Indentures	Section 5.15
Initial Surviving Corporation	Section 1.1
Integration Committee	Section 5.10
Intellectual Property	Section 3.1(u)
IRS	Section 3.1(x)(i)
IT Assets	Section 3.1(v)
Joint Proxy Statement	Section 3.1(e)(i)
Known or Knowledge	Section 8.13
Legal Restraints	Section 6.1(a)(i)
Liens	Section 8.13
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.6(a)
Merger	Recitals
Merger Consideration	Section 1.8(b)
Merger Consideration Cash Value	Section 1.11(a)(i)
Merger Sub	Preamble
Mergers	Recitals
Necessary Consents	Section 3.1(c)(iii)
New Cigna Plans	Section 5.5(b)
NYSE	Section 1.11(a)(i)
the other party	Section 8.13
Other Stock Awards	Section 1.11(f)
Permitted Liens	Section 8.13
Person	Section 8.13
Regulatory Restraint	Section 8.13
Required Anthem Vote	Section 3.1(g)
Required Cigna Vote	Section 3.2(g)
Reverse Termination Fee	Section 7.3(e)
Sarbanes-Oxley Act	Section 3.1(d)(i)
SEC	Section 8.13
Second Merger	Recitals
Second Merger Agreement	Section 8.13
Securities Act	Section 3.1(c)(iii)
Share Issuance	Section 3.1(c)(i)

Defined Term	Location of Definition
Single-Employer Plan	Section 8.13
Single-Trigger Accelerated Vesting	Section 4.1(p)(iv)
Spread Value	Section 1.11(a)(i)
Stock Consideration	Section 1.8(b)
Stock Percentage	Section 1.11(a)(i)
Subsidiary	Section 8.13
Surviving Corporation	Section 1.1
Surviving Entity	Section 8.13
Tax	Section 8.13
Tax Representation Letters	Section 5.11(b)
Tax Return	Section 8.13
Termination Date	Section 7.1(b)
Third Party	Section 8.13
Unvested Cigna Stock Option	Section 1.11(a)
Vested Cigna Stock Option	Section 1.11(a)
Vested Cigna Stock Option Consideration	Section 1.11(a)(i)
Violation	Section 3.1(c)(ii)
Willful Breach	Section 8.13

AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2015 (this “Agreement”), among ANTHEM, INC., an Indiana corporation (“Anthem”), ANTHEM MERGER SUB CORP., a Delaware corporation and a direct wholly owned subsidiary of Anthem (“Merger Sub”) and CIGNA CORPORATION, a Delaware corporation (“Cigna”).

WITNESSETH:

WHEREAS, the respective Boards of Directors (as defined in Section 8.13) of Anthem and Cigna deem it advisable and in the best interests of Anthem and Cigna, respectively, and their respective shareholders and stockholders that Anthem and Cigna engage in a business combination in order to advance the long-term strategic business interests of Anthem and Cigna;

WHEREAS, the combination of Anthem and Cigna shall be effected by the terms of this Agreement through a merger as outlined below;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Anthem, Merger Sub and Cigna have adopted or approved this Agreement, pursuant to which (a) Merger Sub will be merged with and into Cigna on the terms and subject to the conditions set forth in this Agreement, with Cigna as the surviving corporation (the “Merger”), with each share of common stock, $0.25 par value, of Cigna (“Cigna Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (i) Cigna Treasury Shares (as defined in Section 1.8(a)), (ii) shares of Cigna Common Stock owned by Anthem or a Subsidiary (as defined in Section 8.13) of Cigna or Anthem (including Merger Sub), (iii) shares of Cigna Common Stock that are owned by stockholders (“Dissenting Stockholders”) who shall not have voted in favor of the Merger and who shall have properly demanded in writing appraisal for such shares (“Dissenting Shares”) pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”) and (iv) shares of Cigna Common Stock subject to Cigna Restricted Stock Awards) being converted into the right to receive (x) $103.40 in cash, without interest, and (y) 0.5152 of a share of common stock, par value $0.01 per share, of Anthem (“Anthem Common Stock”) and (b) if the 368 Opinions (as defined in Section 8.13) are delivered prior to the Effective Time in accordance with Section 5.11, the Initial Surviving Corporation (as defined in Section 1.1) will, immediately following the Merger, merge with and into Anthem (the “Second Merger” and, together with the Merger, the “Mergers”), with Anthem as the surviving corporation, pursuant to the Second Merger Agreement;

WHEREAS, if the Second Merger occurs, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder and that this Agreement, taken together with the Second Merger Agreement (as defined in Section 8.13), shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.1        The Mergers.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Cigna at the Effective Time (as defined in Section 1.3). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Cigna shall continue as the surviving corporation (the “Initial Surviving Corporation”). As a result of the Merger, the Initial Surviving Corporation shall become a wholly owned Subsidiary of Anthem. Immediately following the consummation of the Merger, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Indiana Business Corporation Law (“IBCL”), if the 368 Opinions are delivered prior to the Effective Time in accordance with Section 5.11, the Initial Surviving Corporation will be merged with and into Anthem pursuant to the Second Merger Agreement. Upon consummation of the Second Merger, the separate corporate existence of the Initial Surviving Corporation will cease and Anthem shall continue as the surviving corporation (the “Surviving Corporation”).

1.2        Closing.  Subject to the terms and conditions hereof, the closing of the Merger, the Second Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place on the fifth Business Day (as defined in Section 8.13) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York, 10036, unless another place is agreed to in writing by the parties hereto.

1.3        Effective Time.    At the Closing, the parties shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Anthem and Cigna shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4        Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Cigna and Merger Sub shall be vested in the Initial Surviving Corporation, and all debts, liabilities and duties of Cigna and Merger Sub shall be the debts, liabilities and duties of the Initial Surviving Corporation.

1.5        Certificate of Incorporation.      At the Effective Time, the certificate of incorporation of the Initial Surviving Corporation shall be amended so as to read in its entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable law.

1.6        Bylaws.  At the Effective Time, the bylaws of the Initial Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “CIGNA CORPORATION” until thereafter changed or amended or repealed as provided therein, in the certificate of incorporation of the Initial Surviving Corporation or by applicable law.

1.7        Directors and Officers of Initial Surviving Corporation.  The directors of Merger Sub as of the Effective Time shall serve as directors of the Initial Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The persons designated as officers of Merger Sub by the Board of Directors of Merger Sub prior to the Effective Time shall serve as the officers of the Initial Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.

1.8        Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Cigna Common Stock:

(a)        All shares of Cigna Common Stock that are held directly by Cigna as treasury stock (the “Cigna Treasury Shares”) or beneficially owned by Anthem or a Subsidiary of Cigna or Anthem (including Merger Sub) shall be canceled and shall cease to exist and no cash, Anthem Common Stock or other consideration shall be delivered in exchange therefor.

(b)        Each share of Cigna Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Cigna Treasury Shares, (ii) shares of Cigna Common Stock beneficially owned by Anthem or a Subsidiary of Cigna or Anthem (including Merger Sub), (iii) Dissenting Shares and (iv) shares of Cigna Common Stock subject to Cigna Restricted Stock Awards) shall be converted at the Effective Time into the right to receive (x) $103.40 in cash, without interest (the “Cash Consideration”), and (y) 0.5152 of a share of Anthem Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). Upon such conversion, all such shares of Cigna Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Cigna Common Stock (a “Cigna Certificate”) or (2) shares of Cigna Common Stock held in book-entry form (“Book-Entry Shares”) shall, in each case, cease to have any rights with respect thereto, except for the rights to receive the Merger Consideration, cash in lieu of any fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3, in each case upon the surrender of a Cigna Certificate or Book-Entry Share in accordance with the terms hereof. Any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 1.9.

(c)        Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01, of the Initial Surviving Corporation.

1.9        Dissenter’s Rights.  The Dissenting Shares shall not be converted into the right to receive the Merger Consideration or be entitled to cash in lieu of fractional shares of Anthem Common Stock or any dividends or other distributions pursuant to this Article I unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Cigna Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Cigna Common Stock owned by such Dissenting Stockholder. If any Person (as defined in Section 8.13) who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Cigna Common Stock, such shares of Cigna Common Stock shall thereupon be treated as though such shares of Cigna Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.8. Cigna shall give Anthem (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Cigna relating to stockholders’ rights of appraisal and (ii) the opportunity to jointly participate in and jointly direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Cigna shall not, except with the prior written consent of Anthem, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.10      Exchange Agent.    Prior to the Effective Time, Anthem shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Anthem and reasonably acceptable to Cigna as exchange agent (the “Exchange Agent”) for the purpose of exchanging Cigna Certificates or Book-Entry Shares for the Merger Consideration.

1.11      Cigna Stock Options and Other Stock Awards.

(a)        Anthem and Cigna shall take all actions reasonably necessary so that (i) each Cigna Stock Option that is vested, outstanding and unexercised as of immediately prior to the Effective Time (each, a “Vested Cigna Stock Option”), shall be cancelled and converted automatically as of the Effective Time into the right to promptly receive the applicable Vested Cigna Stock Option Consideration in accordance with Section 1.11(g) and (ii) each Cigna Stock Option that is unvested, outstanding and unexercised as of immediately prior to the Effective Time (each, an “Unvested Cigna Stock Option”), shall be converted automatically as of the Effective Time into an option to purchase a number of shares of Anthem Common Stock (a “Converted Option”) equal to the product of the number of shares of Cigna Common Stock subject to such Unvested Cigna Stock Option multiplied by the Equity Award Exchange Ratio; provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. The terms and conditions of each such Converted Option shall otherwise remain the same as the terms and conditions applicable to the corresponding Unvested Cigna Stock Option under the plan and award agreements pursuant to which such Unvested Cigna Stock Option was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time), except that the per share exercise price or base price, as applicable, of each such Converted Option shall equal the per share exercise price or base price, as applicable, of the corresponding Unvested Cigna Stock Option divided by the Equity Award Exchange Ratio, rounded up to the nearest whole cent; provided, that such exercise price or base price, as applicable, of, and the number of shares of Anthem Common Stock purchasable pursuant to, each such Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder. Notwithstanding the foregoing, each Unvested Cigna Stock Option which is intended to be an “incentive stock option” (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Cigna shall take all actions necessary to ensure that from and after the Effective Time neither Anthem nor the Surviving Entity will be required to deliver shares of Anthem Common Stock or other capital stock of the Surviving Entity to any Person pursuant to or in settlement of any Vested Cigna Stock Option after the Effective Time, other than in connection with the payment of the applicable Vested Cigna Stock Option Consideration in accordance with Section 1.11(g).

(i)        For purposes of this Agreement:

“Anthem Stock Value” means the average of the volume weighted average price per share of Anthem Common Stock on the New York Stock Exchange Inc. (“NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Anthem and Cigna) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date;

“Cash Percentage” means the percentage resulting from dividing (i) the Cash Consideration by (ii) the Merger Consideration Cash Value;

“Cigna Stock Option” means any employee or director stock option or stock appreciation right exercisable for, or valued with respect to, shares of Cigna Common Stock granted under any Cigna Stock Plan;

“Equity Award Exchange Ratio” means the sum of (i) the Stock Consideration plus (ii) the quotient of (A) the Cash Consideration divided by (B) the Anthem Stock Value;

“Merger Consideration Cash Value” means the sum of (i) the Cash Consideration plus (ii) the product of (A) the Stock Consideration multiplied by (B) the Anthem Stock Value;

“Spread Value” means, for any Vested Cigna Stock Option, the positive difference, if any, between (i) the Merger Consideration Cash Value, less (ii) the per share exercise price or base price, as applicable, of such Vested Cigna Stock Option;

“Stock Percentage” means the percentage equal to 100% minus the Cash Percentage; and

“Vested Cigna Stock Option Consideration” means, for any Vested Cigna Stock Option, (1) an amount of cash equal to the product of (A) the Spread Value of such Vested Cigna Stock Option multiplied by (B) the Cash Percentage multiplied by (C) the number of shares of Cigna Common Stock subject to such Vested Cigna Stock Option, and (2) a number of vested shares of Anthem Common Stock equal to the quotient of (A) the product of (x) the Spread Value of such Vested Cigna Stock Option multiplied by (y) the Stock Percentage multiplied by (z) the number of shares of Cigna Common Stock subject to such Vested Cigna Stock Option divided by (B) the Anthem Stock Value; provided, that any fractional share of Anthem Common Stock resulting from such quotient shall instead be paid in cash pursuant to clause (1) above in an amount equal to the product of (x) such fraction multiplied by (y) the Anthem Stock Value.

(b)        Anthem and Cigna shall take all actions reasonably necessary so that each restricted stock award granted under any Cigna Stock Plan (each, a “Cigna Restricted Stock Award”) outstanding immediately prior to the Effective Time, other than any Band 4 Pre-Existing Cigna Restricted Stock Award, shall be converted automatically at the Effective Time into a restricted stock award with respect to a number of shares of Anthem Common Stock (a “Converted Restricted Stock Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Restricted Stock Award multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Restricted Stock Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Restricted Stock Award under the plan and award agreements pursuant to which such Cigna Restricted Stock Award was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time); provided that such terms and conditions shall be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(c)        Anthem and Cigna shall take all actions reasonably necessary so that each Band 4 Pre-Existing Cigna Restricted Stock Award outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right to promptly receive the following in accordance with Section 1.11(g): (i) an amount in cash equal to the product of (1) the Cash Consideration multiplied by (2) the number of shares of Cigna Common Stock subject to such Band 4 Pre-Existing Cigna Restricted Stock Award, together with any dividends accrued with respect thereto in accordance with the applicable Cigna Stock Plan and equity award agreement, and (ii) a Converted Restricted Stock Award with respect to a number of shares of Anthem Common Stock equal to the product of (1) the Stock Consideration multiplied by (2) the number of shares of Cigna Common Stock subject to such Band 4 Pre-Existing Cigna Restricted Stock Award; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Restricted Stock Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Band 4 Pre-Existing Cigna Restricted Stock Award under the plan and award agreements pursuant to which such Band 4 Pre-Existing Cigna Restricted Stock Award was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time); provided, that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(i)        For purposes of this Agreement:

“Band 4 Employee” means any employee of Cigna or its Subsidiaries who is designated by Cigna as being a career band 4 employee for purposes of this Section 1.11(c) as of the Effective Time; and

“Band 4 Pre-Existing Cigna Restricted Stock Award” means any Cigna Restricted Stock Award that is granted prior to July 1, 2015 and is held by a Band 4 Employee as of immediately prior to the Effective Time.

(d)        Anthem and Cigna shall take all actions reasonably necessary so that each restricted stock unit award granted under any Cigna Stock Plan (each, a “Cigna Restricted Stock Unit Award”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into a restricted stock unit award with respect to a number of shares of Anthem Common Stock (a “Converted Restricted Stock Unit Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Restricted Stock Unit Award multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Restricted Stock Unit Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Restricted Stock Unit Award under the plan and award agreements pursuant to which such Cigna Restricted Stock Unit Award was granted as in effect immediately prior to the Effective Time (including vesting schedules, payment schedules and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time); provided, that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(e)        Anthem and Cigna shall take all actions reasonably necessary so that each strategic performance share award granted under any Cigna Stock Plan (each, a “Cigna Strategic Performance Share Award”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into a restricted stock unit award with respect to a number of shares of Anthem Common Stock (a “Converted Strategic Performance Share Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Strategic Performance Share Awards (determined at the Applicable Vesting Percentage) multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Strategic Performance Share Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Strategic

Performance Share Award under the plan and award agreements pursuant to which such Cigna Strategic Performance Share Award was granted as in effect immediately prior to the Effective Time (including vesting schedules and payment schedules); provided, that each Converted Strategic Performance Share Award shall only be subject to time-based vesting provisions following the Effective Time (which shall include any terms and conditions as in effect immediately prior to the Effective Time relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time) and that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(i)        For purposes of this Agreement:

“Applicable Vesting Percentage” shall mean the following “shares earned percentage” (or equivalent performance vesting percentage referenced in the applicable Cigna Stock Plan or equity award agreement) with respect to each Cigna Strategic Performance Share Award, in each case, as determined by the Board of Directors of Cigna (or, if appropriate, any committee thereof administering the applicable Cigna Stock Plan) prior to the Effective Time:

(1)        in the event the Effective Time occurs on or following the completion of the performance period applicable to such Cigna Strategic Performance Share Award, the shares earned percentage determined in accordance with the terms of the applicable Cigna Stock Plan or equity award agreement; and

(2)        in the event the Effective Time occurs prior to the completion of the performance period applicable to such Cigna Strategic Performance Share Award, the shares earned percentage determined by the greatest of (i) 100%, (ii) the shares earned percentage in respect of the most recently completed Cigna Strategic Performance Share Award performance period that ended immediately prior to the Effective Time and (iii) the average of the shares earned percentages in respect of the two most recently completed Cigna Strategic Performance Share Award performance periods that ended immediately prior to the Effective Time.

(f)      Anthem and Cigna shall take all actions reasonably necessary so that each deferred stock unit or similar award granted or deferred under any Cigna Stock Plan (each, a “Cigna Deferred Stock Unit Award”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into a deferred stock unit award with respect to a number of shares of Anthem Common Stock (a “Converted Deferred Stock Unit Award”) equal to the product of the number of shares of Cigna Common Stock subject to such Cigna Deferred Stock Unit Award multiplied by the Equity Award Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded up to the nearest whole share. The terms and conditions of each such Converted Deferred Stock Unit Award shall otherwise remain the same as the terms and conditions applicable to the corresponding Cigna Deferred Stock Unit Award under the plan and award agreements pursuant to which such Cigna Deferred Stock Unit Award was granted as in effect immediately prior to the Effective Time (including payment schedules and settlement terms); provided, that such terms and conditions will be interpreted and administered in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

For purposes of this Agreement, the Cigna Restricted Stock Awards, Cigna Restricted Stock Unit Awards, Cigna Strategic Performance Share Awards and Cigna Deferred Stock Unit Awards shall be referred to as the “Other Stock Awards” and the Converted Restricted Stock Awards, Converted Restricted Stock Unit Awards, Converted Strategic Performance Share Awards and Converted Deferred Stock Unit Awards shall be referred to as the “Converted Other Stock Awards.”

(g)        The Surviving Entity shall (i) pay as soon as reasonably practicable (but in any event no later than five Business Days) following the Effective Time the cash amounts and shares of vested Anthem Common Stock due to the holders of Vested Cigna Stock Options pursuant to Section 1.11(a) and the amounts due to holders of Band 4 Pre-Existing Cigna Restricted Stock Awards pursuant to Section 1.11(c) and (ii) pay the amounts payable with respect to Converted Options and Converted Other Stock Awards at the times required under the terms of the applicable agreement, plan or arrangement relating to the corresponding Unvested Cigna Stock Option or Other Stock Award, in accordance with the terms thereof (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Effective Time).

(h)        Anthem shall, as of the Effective Time, assume the obligations of Cigna under all plans and agreements pursuant to which a Cigna Stock Option or Other Stock Award has been issued or deferred (the “Cigna Stock Plans”) and shall take all corporate action necessary to assume each Cigna Stock Plan and reserve for issuance pursuant to the assumed Cigna Stock Plans a sufficient number of shares of Anthem Common Stock for issuance with respect to the Converted Options and Converted Other Stock Awards. Anthem shall cause the registration of the shares of Anthem Common Stock issuable with respect to Converted Options and subject to the Converted Other Stock Awards to become effective as part of a registration statement on Form S-8 or Form S-3 as the case may be, or any successor or other appropriate forms, with respect to the shares of Anthem Common Stock issuable with respect to Converted Options and subject to the Converted Other Stock Awards no later than the Effective Time; and, thereafter, Anthem shall deliver to holders of Converted Options and Converted Other Stock Awards any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options and Converted Other Stock Awards remain outstanding.

(i)        Anthem and Cigna shall take all such steps within their control as may be required to cause the transactions contemplated by this Section 1.11 and any other deemed dispositions of Cigna equity securities (including derivative securities) or deemed acquisitions of Anthem equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Cigna or (ii) at the Effective Time will become a director or officer of Anthem, to become exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) pursuant to Rule 16b-3 thereunder.

(j)        Prior to the Effective Time, Cigna shall be permitted (but not obligated) to deliver to each holder of Cigna Stock Options and Other Stock Awards an appropriate notice, in a form reasonably acceptable to Anthem, explaining the calculation of the Vested Cigna Stock Option Consideration, the Converted Options and Converted Other Awards, the Merger Consideration Cash Value, the Equity Award Exchange Ratio and the amounts payable to such holder with respect to this Section 1.11 and the timing thereof, and otherwise setting forth such holder’s rights pursuant to the Cigna Stock Plans and equity award agreements, after giving effect to the transactions hereunder. As soon as practicable after the Effective Time, Anthem shall deliver or cause to be delivered to each holder of Converted Options or Converted Other Stock Awards an appropriate notice setting forth such holder’s rights pursuant to any such award, after giving effect to the transactions hereunder.

1.12      Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding Anthem Common Stock or Cigna Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and the Equity Award Exchange Ratio shall be appropriately adjusted to provide to the holders of Cigna Common Stock, Cigna Stock Options and Other Stock Awards the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Anthem or Cigna to take any action with respect to its securities that is prohibited by Section 4.1 or Section 4.2, as applicable.

1.13      Corporate Governance.

(a)        Board of Directors.

(i)        Composition.    The parties shall take all actions necessary to cause, effective at the Effective Time, Anthem’s current Board of Directors to be increased so as to consist of 14 members, comprised of (A) the nine current members of Anthem’s Board of Directors (the “Anthem Designees”) and (B) five current members of Cigna’s Board of Directors designated by Cigna before the mailing of the Joint Proxy Statement, one of which shall be the current President and Chief Executive Officer, David Cordani, and four of which must be “independent” under the rules of the NYSE and the SEC with respect to Anthem (the “Cigna Designees”). If any Anthem Designee or Cigna Designee shall be unable or unwilling to serve as a director at the Effective Time, the party which designated such individual as indicated above shall designate another individual reasonably acceptable to the Governance Committee of Anthem (the “Governance Committee”) to serve in such individual’s place; provided, that each current member of Cigna’s Board of Directors shall be deemed to be acceptable to the Governance Committee. The Anthem Designees and Cigna Designees who are designated will be split such that two of the three classes of Anthem directors will be comprised of three Anthem Designees and two Cigna Designees and the remaining class of Anthem directors will be comprised of three Anthem Designees and one Cigna Designee. Prior to the mailing of the Joint Proxy Statement, Anthem will designate in writing the class to which each Anthem Designee is to be assigned and Cigna will designate in writing the class to which each Cigna Designee is to be assigned. The members of Anthem’s Board of Directors as of the Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with Anthem’s articles of incorporation, Anthem’s bylaws and applicable law unless he or she earlier resigns, retires, is removed or is unable to serve.

(ii)        Chairmanship.    Joseph Swedish shall be the Chairman of the Board of Directors of Anthem and any executive committee of the Board of Directors of Anthem as of the Effective Time and, unless he earlier resigns, retires or is unable to serve, shall occupy such positions through the expiration of his then current term (as of the Effective Time) as a member of Anthem’s Board of Directors.

(iii)      Lead Director.    As of the Effective Time, the Anthem Board of Directors shall establish a role of Lead Director of the Anthem Board of Directors. The Anthem Designees shall designate a current member of the Anthem Board of Directors to serve as the Lead Director as of the Effective Time.

(b)        Officers.

(i)        Chief Executive Officer.    Joseph Swedish shall be Chief Executive Officer of Anthem as of the Effective Time, and unless he earlier resigns, retires or is unable to serve or unless the Anthem Board of Directors removes him in accordance with Anthem’s bylaws, shall occupy such position until the date of the second anniversary of the Effective Time.

(ii)        President and Chief Operating Officer.  David Cordani shall be President and Chief Operating Officer of Anthem as of the Effective Time and shall occupy such position until he resigns, retires or is unable to serve or the Anthem Board of Directors removes him in accordance with Anthem’s bylaws.

(c)        Headquarters; Corporate Name.    Following the Effective Time, the corporate headquarters, principal executive offices and related corporate functions for the Surviving Entity (or, if the Second Merger does not occur, its ultimate parent) will be located in Indianapolis, Indiana and the corporate name of Anthem shall remain “ANTHEM, INC.”

ARTICLE II

EXCHANGE OF CERTIFICATES

2.1        Exchange Fund.  At or prior to the Effective Time, Anthem shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Cigna Common Stock, (a) evidence of shares in book-entry form representing the Anthem Common Stock issuable pursuant to Section 1.8 (or otherwise shall make shares of Anthem Common Stock available for such issuance) and (b) cash sufficient to pay the aggregate Cash Consideration to be paid in the Merger. Anthem shall make available to the Exchange Agent, from time to time as needed, additional cash sufficient to pay cash in lieu of any fractional shares pursuant to Section 2.5 and any dividends or other distributions pursuant to Section 2.3. Any cash and any evidence of shares in book-entry form representing Anthem Common Stock deposited with the Exchange Agent (or shares of Anthem Common Stock otherwise made available to the Exchange Agent pursuant to this Section 2.1) shall hereinafter be referred to as the “Exchange Fund.”

2.2        Exchange Procedures.

(a)        Cigna Certificates.  Promptly, but in any event within ten Business Days after the Effective Time, Anthem shall cause the Exchange Agent to mail to each holder of record of a Cigna Certificate (a) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Cigna Certificates shall pass, only upon delivery of the Cigna Certificates to the Exchange Agent, and which letter shall be in such customary form and have such other customary provisions as Anthem may specify subject to Cigna’s reasonable approval prior to the Effective Time and (b) instructions for effecting the surrender of such Cigna Certificates in exchange for the Merger Consideration. Upon surrender of a Cigna Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Cigna Certificate shall be entitled to receive in exchange therefor (i) the number of shares of Anthem Common Stock that such holder has the right to receive pursuant to Section 1.8 (which shall be in uncertificated book-entry form) and (ii) a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8 and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Anthem Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on the Cash Consideration or on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Cigna Common Stock that is not registered in the transfer records of Cigna, the proper number of shares of Anthem Common Stock (which shall be in uncertificated book-entry form) and a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8, along with the cash in lieu of any fractional shares of Anthem Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued and paid with respect to such Cigna Common Stock to such a transferee if the Cigna Certificate representing such shares of Cigna Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(b)        Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Cigna Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Cigna Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.8(b) shall, upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) be entitled to receive in exchange therefor, and Anthem shall cause the Exchange Agent to pay and deliver as promptly as practicable, (i) the number of shares of Anthem Common Stock that such holder has the right to receive pursuant to Section 1.8 (which shall be in uncertificated book-entry form) and (ii) a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8 and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Anthem Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on the Cash Consideration or on any cash payable pursuant to Section 2.3 or Section 2.5.

2.3        Distributions with Respect to Unexchanged Shares.

(a)        Cigna Certificates.  No dividends or other distributions declared or made with respect to shares of Anthem Common Stock with a record date after the Effective Time shall be paid to the holder of any Cigna Certificate with respect to the shares of Anthem Common Stock that such holder would be entitled to receive upon surrender of such Cigna Certificate, until such holder shall surrender such Cigna Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Cigna Certificate, there shall be paid to the holder of shares of Anthem Common Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Anthem Common Stock and (ii) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Anthem Common Stock.

(b)        Book-Entry Shares.  Subject to applicable laws, there shall be paid to the holder of the shares of Anthem Common Stock issued in exchange for Book-Entry Shares in accordance with Section 2.2, without interest, (i) promptly upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request), the amount of dividends and other distributions with a record date after the Effective Time but prior to such receipt and a payment date prior to such receipt payable with respect to such shares of Anthem Common Stock and (ii) at the appropriate payment date, the amount of dividends and other distributions with a record date after the Effective Time but prior to such receipt and a payment date subsequent to such receipt payable with respect to such shares of Anthem Common Stock.

2.4        No Further Ownership Rights in Cigna Common Stock.    All shares of Anthem Common Stock issued and cash paid upon conversion of shares of Cigna Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Cigna Common Stock. Until surrendered as contemplated by this Article II, each Cigna Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (and any cash to be paid pursuant to Section 2.3 or Section 2.5), or the right to the payment provided by Section 262 of the DGCL pursuant to Section 1.9, as applicable.

2.5        No Fractional Shares of Anthem Common Stock.    No certificates or scrip representing fractional shares of Anthem Common Stock shall be issued upon the conversion of Cigna Common Stock pursuant to Section 1.8, and such fractional share interests shall not entitle the owner thereof to any Anthem Common Stock or to vote or to any other rights of a holder of Anthem Common Stock. All fractional shares to which a single record holder of Cigna Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Cigna Common Stock who would otherwise be entitled to receive such fractional shares shall be entitled to receive an amount in cash, without interest, rounded up to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Anthem Common Stock to which such holder would, but for this Section 2.5, be entitled under Section 1.8 and (b) the Anthem Stock Value. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of Cigna Common Stock in lieu of any fractional share interests in Anthem Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Cigna Common Stock entitled to receive such cash subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional share interests pursuant to this Section 2.5 is not a separately bargained-for consideration.

2.6        Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Cigna Certificates or Book-Entry Shares for twelve months after the Effective Time shall be delivered to Anthem or otherwise on the instruction of Anthem and any holders of Cigna Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity and Anthem (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Cigna Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of any fractional shares of Anthem Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends and other distributions with respect to shares of Anthem Common Stock to which such holders are entitled pursuant to Section 2.3.

2.7        No Liability.  None of Anthem, Merger Sub, Cigna, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed by former holders of Cigna Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the fullest extent permitted by applicable law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

2.8        Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Anthem on a daily basis; provided that no losses on such investments shall affect Anthem’s obligations to pay the Cash Consideration. Any interest and other income resulting from such investments shall promptly be paid to Anthem, or as otherwise directed by Anthem.

2.9         Lost Certificates.    If any Cigna Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Cigna Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Cigna Certificate, or other documentation (including an indemnity in customary form) reasonably requested by Anthem, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Cigna Certificate the applicable Merger Consideration with respect to the shares of Cigna Common Stock formerly represented thereby, cash in lieu of any fractional shares of Anthem Common Stock, and any dividends and other distributions on shares of Anthem Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

2.10        Withholding Rights.  Each of the Surviving Entity and Anthem shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Cigna Common Stock, Cigna Stock Options or Other Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Entity, Anthem, or the Exchange Agent, as the case may be, and paid over to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cigna Common Stock, Cigna Stock Options or Other Stock Awards in respect of which such deduction and withholding was made.

2.11        Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of Cigna or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Cigna or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

2.12        Stock Transfer Books.    The stock transfer books of Cigna shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Cigna Common Stock thereafter on the records of Cigna. From and after the Effective Time, the holders of Cigna Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Cigna Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Cigna Certificate or Book-Entry Share presented to the Exchange Agent or Anthem for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Cigna Common Stock formerly represented thereby, cash in lieu of any fractional shares of Anthem Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of Anthem.  Except (x) as expressly disclosed in the Anthem SEC Reports (as defined in Section 3.1(d)(i)) filed or furnished after January 1, 2014 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements”, disclaimers or other statements that are cautionary, predictive or forward-looking in nature); provided, that the disclosures in the Anthem SEC Reports shall not be deemed to qualify any representation or warranty contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(h) or Section 3.1(k), or (y) as set forth in the Anthem Disclosure Letter delivered by Anthem to Cigna prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty or covenant to which its relevance is reasonably apparent) (the “Anthem Disclosure Letter”), Anthem represents and warrants to Cigna as follows:

(a)        Organization, Standing and Power; Subsidiaries.

(i)        Each of Anthem and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing (as defined in Section 8.13) under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.13) on Anthem, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. The copies of the articles of incorporation and bylaws (or equivalent organizational documents) of Anthem and its material Subsidiaries that were previously furnished or made available to Cigna are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)        All the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Anthem, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Anthem nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Anthem and its Subsidiaries, taken as a whole.

(iii)        Section 3.1(a)(iii) of the Anthem Disclosure Letter sets forth a true and complete list of each material Subsidiary of Anthem as of the date of this Agreement, its jurisdiction of incorporation or organization, and, if a regulated Subsidiary of Anthem, each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable foreign, federal or state agency.

(b)        Capital Structure.

(i)        The authorized capital stock of Anthem consists of (A) 900,000,000 shares of Anthem Common Stock, of which 261,588,822 shares were outstanding as of July 20, 2015 and (B) 100,000,000 shares of preferred stock, without par value, none of which are outstanding. Except for Anthem Common Stock issued upon exercise of Anthem Stock Options, no shares of Anthem Common Stock have been issued between July 20, 2015 and the date hereof. All issued and outstanding shares of the capital stock of Anthem are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. Other than 5,843,466 shares of Anthem Common Stock reserved for issuance under the Anthem Employee Stock Purchase Plan (the “Anthem ESPP”), there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Anthem other than the employee or director stock options exercisable for shares of Anthem Common Stock (the “Anthem Stock Options”) representing in the aggregate the right to purchase no more than 22,019,706 shares of Anthem Common Stock under any stock option or similar plan of Anthem (the “Anthem Stock Plans”) or otherwise. All shares of Anthem Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including all shares of Anthem Common Stock to be issued with respect to the Cigna Stock Options, the Cigna Restricted Stock Awards described in Section 1.11(c) and the Converted Other Stock Awards) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (as defined in Section 8.13). There are no shareholder agreements, voting trusts or other agreements or understandings to which Anthem is a party or by which it is bound relating to the voting of any shares of the capital stock of Anthem.

(ii)        No bonds, debentures, notes or other indebtedness of Anthem having the right to vote on any matters on which shareholders of Anthem may vote, are issued or outstanding.

(iii)        Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Anthem or any of its Subsidiaries is a party or by which any of them is bound obligating Anthem or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Anthem or any of its Subsidiaries or obligating Anthem or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Anthem or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Anthem or any of its Subsidiaries.

(c)        Authority; No Conflicts.

(i)        Anthem has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the issuance of the shares of Anthem Common Stock to be issued in the Merger, including in respect of the Vested Cigna Stock Options (the “Share Issuance”) and in respect of the Converted Options and Converted Other Stock Awards, subject in the case of the consummation of the Share Issuance to obtaining the Required Anthem Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Anthem, subject in the case of the consummation of the Share Issuance to obtaining the Required Anthem Vote. This Agreement has been duly executed and delivered by Anthem and, assuming that this Agreement constitutes a valid and binding agreement of Cigna, constitutes a valid and binding agreement of Anthem, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii)        The execution and delivery of this Agreement by Anthem does not, and the consummation by Anthem of the Mergers and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or trigger a payment under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, payment trigger, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to: (A) any provision of (1) the articles of incorporation or bylaws or equivalent organizational document of Anthem or any material Subsidiary of Anthem or (2) the BCBSA Licenses or the BCBSA Rules or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.1(c)(iii), any loan or credit agreement, security agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, contract, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Anthem or any material Subsidiary of Anthem or their respective properties or assets.

(iii)      No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Anthem or any material Subsidiary of Anthem in connection with the execution and delivery of this Agreement by Anthem or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust laws; (B) state securities or “blue sky” laws (the “Blue Sky Laws”); (C) the Securities Act of 1933 (the “Securities Act”); (D) the Exchange Act; (E) the DGCL with respect to the filing of the Certificate of Merger; (F) the IBCL and the DGCL with respect to the filing of articles of merger and a certificate of merger (as applicable) in connection with the Second Merger; (G) rules and regulations of the NYSE; (H) consents, orders and filings with foreign, federal and state departments of health, insurance departments, financial services departments and other consents, orders and filings, including those required under applicable state insurance antitrust laws,

Healthcare Laws, Medicare, Medicaid or similar programs or Centers for Medicare and Medicaid Services as set forth in Section 3.1(c)(iii) of the Anthem Disclosure Letter; and (I) such consents, approvals, orders, authorizations, registrations, declarations, licenses and filings and expiry of waiting periods the failure of which to make or obtain, or expire, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as “Necessary Consents”.

As used in this Agreement, “Healthcare Laws” means all laws relating to: (A) any licensure, credentialing, certification or authority to transact business requirement, including those limiting the scope of activities of persons acting without such license, credential, or certification, in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services, (B) any billing, coding, coverage, compliance, reporting, or reimbursement laws, rules and regulations applicable to the health benefits or health insurance services provided by Anthem or Cigna, as applicable, or their respective Subsidiaries, (C) any laws, rules and regulations imposed on the claims made or promotional or marketing efforts undertaken in connection with the health benefits or health insurance services provided by Anthem or Cigna or any of their respective Subsidiaries, as applicable, including any such laws, rules and regulations applicable to the advertising of such services, (D) laws, rules and regulations governing the operation and administration of Medicare, Medicaid or other federal health care programs, (E) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” or any regulations promulgated thereunder or any state anti-kickback prohibition, (F) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (together, “HIPAA”), (G) any federal or state laws, rules and regulations governing the use, disclosure, privacy or security of personal or health information, including HIPAA, (H) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” the regulations promulgated thereunder, or any state law affecting self-referrals, (I) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act”, or any state law false claims prohibition, (J) 42 U.S.C. §§ 1320a-7, 7a and 7b, commonly referred to as the “Federal Fraud Statutes”, (K) 18 U.S.C. § 1347, commonly referred to as the “Federal Health Care Fraud Law”, or any state law provisions prohibiting health care or insurance fraud, (L) 31 U.S.C. § 3801 et seq., commonly referred to as the “Federal Program Fraud Civil Monetary Act”, (M) any state unfair and deceptive trade acts, (N) state medical practice, corporate practice of medicine and professional fee-splitting laws and (O) the Patient Protection and Affordable Care Act, Public Law 111-148, as amended by the Health Care and Education Reconciliation Act, Public Law 111-152.

(d)        Reports and Financial Statements.

(i)        Anthem has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2013 (collectively, as they have been amended since the time of their filing and including all exhibits thereto and all other information incorporated therein, the “Anthem SEC Reports”). No material Subsidiary of Anthem is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Anthem SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Anthem SEC Reports (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Anthem and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure, and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Anthem’s consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. All of such Anthem SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Anthem SEC Report), complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Anthem SEC Report.

(ii)        Except (A) to the extent disclosed, reflected or reserved against in the balance sheet of Anthem included in the Anthem SEC Report last filed prior to the date hereof, (B) as incurred in the ordinary course of business consistent with past practice since the date of the balance sheet referred to in the preceding clause (A), or (C) as incurred in connection with or expressly contemplated by this Agreement, Anthem does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(e)        Information Supplied.

(i)        None of the information supplied or to be supplied by Anthem or any of its Subsidiaries (including Merger Sub) for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Anthem in connection with the Share Issuance, or any of the amendments or supplements thereto (collectively, the “Form S-4”), will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (B) the joint proxy statement for use relating to the adoption by the stockholders of Cigna of this Agreement and approval by the shareholders of Anthem of the Share Issuance, or any of the amendments or supplements thereto (collectively, the “Joint Proxy Statement”), will, on the date it is first mailed to Anthem shareholders and to Cigna stockholders or at the time of the Anthem Shareholders Meeting (as defined in Section 5.1(c)) and the Cigna Stockholders Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii)        Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Anthem with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it or Merger Sub.

(f)        Board Approval.  The Board of Directors of Anthem, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date of this Agreement (the “Anthem Board Approval”), has unanimously (i) approved this Agreement and the transactions contemplated hereby, including the Mergers, (ii) recommended that Anthem’s shareholders approve the Share Issuance and (iii) directed that such matter be submitted to Anthem’s shareholders for their approval. To the Knowledge of Anthem, except for Section 203 of the DGCL, no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies or will apply to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(g)        Vote Required.  The affirmative vote of the holders of a majority of the votes cast at the Anthem Shareholders Meeting in favor of the Share Issuance (the “Required Anthem Vote”) is the only vote of the holders of any class or series of Anthem’s capital stock necessary to consummate the transactions contemplated hereby.

(h)        Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (other than Anthem’s financing of the transactions contemplated by this Agreement), based upon arrangements made by or on behalf of Anthem, except UBS Securities LLC and Credit Suisse Securities (USA) LLC (together, the “Anthem Financial Advisors”), whose fees and expenses will be paid by Anthem in accordance with Anthem’s engagement letters with such firms. The estimated aggregate amount of such fees and expenses and certain other transaction fees and expenses have been disclosed to Cigna on or prior to the date hereof.

(i)        Litigation; Compliance with Laws.

(i)        There is no legal, administrative, arbitral or other suit, action, investigation or proceeding pending or, to the Knowledge of Anthem, threatened, against or affecting Anthem or any Subsidiary of Anthem that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, nor is there any judgment, decree, injunction, rule, regulatory restriction or order of any Governmental Entity or arbitrator outstanding against Anthem, the assets of Anthem or any Subsidiary of Anthem that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(ii)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem or to materially impair the ability of Anthem to consummate the transactions contemplated by this Agreement, Anthem and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, authorizations, waivers, franchises, certificates and other approvals of all Governmental Entities necessary for the operation of the businesses of Anthem and its Subsidiaries, taken as a whole (the “Anthem Permits”). Anthem and its Subsidiaries are in compliance with the terms of the Anthem Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. The businesses of Anthem and its Subsidiaries are not being conducted in violation of, and Anthem has not received any written notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iii)        Anthem and its Subsidiaries are, and Anthem and its Subsidiaries’ businesses are being conducted, in compliance with HIPAA, any implementing regulations and any state medical information laws applicable to the business of Anthem or its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iv)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, Anthem and each of its Subsidiaries, and, to the Knowledge of Anthem, all of their respective directors, officers, agents and employees, are in compliance with, and Anthem and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Anthem and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Healthcare Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, no third-party payment program has imposed a fine, penalty or other sanction on Anthem or any of its Subsidiaries and none of Anthem or any of its Subsidiaries has been excluded or suspended from participation in any such program.

(v)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, none of Anthem, any of its Subsidiaries, or, to the Knowledge of Anthem, any director or executive officer of Anthem or any of its Subsidiaries, with respect to actions taken on behalf of Anthem or of its Subsidiaries, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (D) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (A) and (C).

(vi)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, each of Anthem’s insurance and health maintenance Subsidiaries meets the requirements for participation in, and receipt of payment from, the Medicaid, Medicare Advantage and other state and federal health care programs in which it participates and is a party to one or more valid agreements with the applicable state agencies and the Centers for Medicare and Medicaid Services, as applicable, authorizing its participation.

(vii)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, Anthem and each Anthem Subsidiary (i) is in compliance and since January 1, 2013 has been in compliance with the

United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign laws concerning corrupting payments and (ii) since January 1, 2013, have not been, to the Knowledge of Anthem, investigated by any Governmental Entity with respect to, or been given written notice by a Governmental Entity of, any violation by Anthem or such Anthem Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign laws concerning corrupting payments.

(j)        Absence of Certain Changes or Events.    (i) Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since December 31, 2014, Anthem and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; and (ii) since December 31, 2014 through the date of this Agreement, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(k)        Opinion of Anthem Financial Advisors.    The Board of Directors of Anthem has received the opinions of the Anthem Financial Advisors, in each case, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to Anthem. A copy of each opinion will promptly be made available to Cigna after receipt by Anthem.

(l)        Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, (i) Anthem and each of its Subsidiaries have prepared all required Tax Returns and have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and such Tax Returns are complete and accurate in all respects; (ii) Anthem has paid all Taxes that are shown as due and payable on such Tax Returns or that Anthem or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) Anthem and each of its Subsidiaries have paid all other assessments received to date in respect of Taxes other than such assessments being contested, or that will be contested, if necessary, in good faith and for which provision has been made in accordance with GAAP on the most recent balance sheet included in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2014; (iv) Anthem and each of its Subsidiaries have withheld from amounts owing to any employee, independent contractor, creditor, stockholder, member or other Person all Taxes required by law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (v) Anthem and its Subsidiaries have not waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or agreement, as applicable, remains in effect) and are not presently contesting any Tax liability; (vi) neither Anthem nor any of its Subsidiaries have been members of any consolidated group for U.S. federal income tax purposes other than the consolidated group of which Anthem is the common parent; (vii) neither Anthem nor any of its Subsidiaries are parties to any tax sharing, allocation, indemnification or similar agreement or arrangement under which Cigna, Anthem or any of its Subsidiaries would reasonably be expected to be liable for any Taxes or other claims of any party, other than the Taxes of the members of the consolidated group of which Anthem is the common parent; (viii) neither Anthem nor any of its Subsidiaries have engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (ix) no liens for Taxes exist with respect to any of the assets or properties of Anthem or its Subsidiaries, except for Permitted Liens; (x) neither Anthem nor any of its Subsidiaries have been party to a Section 355 transaction that would reasonably be expected to give rise to a Tax liability pursuant to Section 355(e) of the Code; (xi) within the preceding three (3) years, no written claim has been made by any Tax authority in a jurisdiction where Anthem or any of its Subsidiaries does not file Tax Returns that Anthem or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; and (xii) there are not being conducted or threatened in writing by the Tax authorities of any nation, state or locality any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Anthem or any of its Subsidiaries. Anthem is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)       Accounting and Financial Matters.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Anthem SEC Reports. Since January 1, 2014, Anthem has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2014, Anthem’s independent public accounting firm has not informed Anthem that it has any material questions, challenges or disagreements regarding or pertaining to Anthem’s accounting policies or practices. Since January 1, 2014, to the Knowledge of Anthem, no officer or director of Anthem has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Anthem or any of its Subsidiaries. There are no off-balance sheet special purpose entities and financing arrangements of Anthem and its Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Anthem SEC Reports.

(n)        Securities Laws Matters; Internal Controls.

(i)         With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Anthem SEC Reports filed since January 1, 2013, the chief executive officer and chief financial officer of Anthem have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(ii)        Anthem has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Anthem, including its consolidated Subsidiaries, required to be disclosed in Anthem’s SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Anthem and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and the chief financial officer of Anthem to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(iii)        The internal controls over financial reporting of Anthem and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Anthem and its Subsidiaries and the preparation of the financial statements of Anthem and its Subsidiaries for external purposes in accordance with GAAP.

(iv)        Anthem has disclosed, based on its most recent evaluation prior to the date hereof, to Anthem’s auditors and the audit committee of the Board of Directors of Anthem (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Anthem’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Anthem or its Subsidiaries. Anthem has made available to Cigna all such disclosures made by management to Cigna’s auditors and audit committee.

(v)        Anthem is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(o)        Financing.    Anthem has delivered to Cigna (i) a correct and complete fully executed copy of the commitment letter, dated as of July 23, 2015, among Anthem, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC, UBS Securities LLC and UBS AG, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement and (ii) a correct and complete fully executed copy of the fee letter referenced therein (together, the “Commitment Letter”) (it being understood that such fee letter has been redacted to omit the fee amounts). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the commitment parties thereunder have committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Anthem and, to the Knowledge of Anthem, the other parties thereto, enforceable in accordance with its terms against Anthem and, to the Knowledge of Anthem, each of the other parties thereto, except as limited by laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any proceeding seeking enforcement may be brought. There are no conditions precedent related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, and assuming the accuracy of Cigna’s representations and warranties contained in Section 3.2 in all material respects, the net proceeds contemplated from the Financing, together with other financial resources of Anthem, will, in the aggregate, be sufficient for the payment of the Cash Consideration, any other amounts required to be paid pursuant to Article II and any other fees and expenses reasonably expected to be incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby. As of the execution and delivery of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Anthem or, to the Knowledge of Anthem, any other party to the Commitment Letter, under the Commitment Letter, and (ii) Anthem does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Anthem’s and its Subsidiaries’ obligations under this Agreement will not be available to Anthem on the Closing Date. Anthem has fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Financing.

(p)        Statutory Financial Statements.  Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Anthem or any of its Subsidiaries with the insurance departments or other insurance or managed health care regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the “Anthem State Agencies”) for the years ended December 31, 2012, 2013 and 2014, and for each quarterly and annual period ending after December 31, 2014 and prior to the Closing Date (the “Anthem State Agency Filings”) and the statutory balance sheets and income statements included in such Anthem State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Anthem or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Anthem or its Subsidiaries for the 2014 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

(q)        Reserves.    The loss reserves and other actuarial amounts of Anthem and its Subsidiaries recorded in their respective financial statements contained in the Anthem SEC Reports and the Anthem State Agency Filings as of December 31, 2014, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements); (ii) were fairly stated in all material respects in accordance with sound actuarial principles; (iii) satisfied all applicable laws and applicable requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Anthem SEC Reports or the Anthem State Agency Filings and related actuarial opinions for Anthem and its Subsidiaries for the 2014 fiscal year, copies of which were made available to Cigna prior to the date hereof; and (iv) include in all material respects provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. To the Knowledge of Anthem, there are no facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Anthem or its Subsidiaries); provided that, notwithstanding the foregoing, it is acknowledged and agreed by Cigna that Anthem is not making any representation or warranty in this Agreement and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of Anthem in respect of the adequacy or sufficiency of the reserves of Anthem or its regulated Subsidiaries.

(r)        Affiliate Transactions.

(i)          Since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Anthem or any of its Subsidiaries was or is to be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(ii)        There are no loans to any executive officer of Anthem or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

(s)          Off-Balance Sheet Arrangements.  Neither Anthem nor any of its Subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Anthem and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Anthem or any of its Subsidiaries in Anthem’s or such Subsidiary’s published financial statements or other Anthem SEC Reports.

(t)          Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem: (i) the operations of Anthem and its Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Anthem, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Anthem or its Subsidiaries or, to the Knowledge of Anthem, involving any real property currently or formerly owned, operated or leased by Anthem or its Subsidiaries; (iii) to the Knowledge of Anthem, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Anthem or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities of Anthem or its Subsidiaries; (iv) all real property owned, and all real property operated or leased, by Anthem or its Subsidiaries is free of Hazardous Materials in conditions or concentrations, in each case, that would reasonably be expected to result in Environmental Liabilities, and none of Anthem or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises that would reasonably be expected to result in Environmental Liabilities; and (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred since January 1, 2013 or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities of Anthem or its Subsidiaries.

As used in this Agreement, “Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, as it relates to exposure to hazardous or toxic substances, of human health, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, which (i) arise under applicable Environmental Laws or with respect to the release or disposal of or exposure to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Environmental Permits” means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any applicable Environmental Law. As used in this Agreement, “Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to any applicable Environmental Law.

(u)        Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, (i) Anthem and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Anthem and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and, where applicable, is in accordance with the license pursuant to which Anthem or any Subsidiary acquired the right to use such Intellectual Property; (iii) to the Knowledge of Anthem, no Person is challenging, infringing, misappropriating or otherwise violating any right of Anthem or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Anthem or its Subsidiaries; (iv) since January 1, 2013, neither Anthem nor any of its Subsidiaries has received any written notice of any claim with respect to ownership, validity, registrability, enforceability, right to use, or infringement of any Intellectual Property used or held for use by Anthem and its Subsidiaries and, to the Knowledge of Anthem, no Intellectual Property owned or licensed by Anthem or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (v) Anthem and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Anthem or any of its Subsidiaries owns or which is used or held for use in the conduct of Anthem’s business as currently conducted, and to the Knowledge of Anthem, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; and (vi) since January 1, 2013, Anthem and each of its Subsidiaries has complied with all applicable laws, regulations, contractual requirements, written terms of use and written privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure, and no action, suit or other proceeding or inquiry has been instituted, settled or, to the Knowledge of Anthem, threatened, regarding any violation of or noncompliance with the same. All patents, trademark registrations, copyright registrations, Internet domain names and applications for any of the foregoing owned by Anthem or its Subsidiaries are subsisting and, to the Knowledge of Anthem, valid and enforceable, except for defects that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, confidential information and know-how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, compilations, databases and other works of authorship, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(v)        IT Assets.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem: (i) the IT Assets are reasonably sufficient for the operation of the business of Anthem and its Subsidiaries as currently conducted; (ii) the IT Assets of

Anthem and its Subsidiaries are maintained, operate and perform in accordance with their documentation and functional specifications or otherwise as required by Anthem and its Subsidiaries in connection with Anthem’s business; (iii) there are no development, migration, integration or implementation projects concerning IT Assets currently being conducted by Anthem or its Subsidiaries; (iv) to Anthem’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (A) enable or assist any Person to access without authorization such IT Assets or (B) otherwise materially adversely affect the functionality of such IT Assets; (v) Anthem and each of its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices; (vi) to the Knowledge of Anthem, no Person has gained unauthorized access to such IT Assets or the data stored or processed by the IT Assets; and (vii) since January 1, 2013, there has been no failure, breakdown or continued substandard performance of any IT Assets that has caused a disruption or interruption in or to the use of such IT Assets or the operation of the business of Anthem or its Subsidiaries.

For purposes of this Agreement, “IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, mobile devices, routers, hubs, switches, data communications lines and all other information technology equipment and services, including any cloud-based, outsourced or “Software-as-a-Service” type information technology arrangements which are used or held for use in the conduct of business of Anthem or Cigna, as applicable, and their respective Subsidiaries, as currently conducted.

(w)        Certain Agreements.  Section 3.1(w) of the Anthem Disclosure Letter lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Anthem or any of its Subsidiaries is a party or by which it is bound (each contract, agreement or other arrangement required to be disclosed pursuant to this Section 3.1(w), an “Anthem Material Contract”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) each loan and credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar contract pursuant to which any material indebtedness for borrowed money of Anthem or any of its Subsidiaries is outstanding or may be incurred, other than any such contract between or among Anthem and any of Anthem’s wholly owned Subsidiaries; (iii) each partnership, joint venture or similar contract to which Anthem or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Anthem and its Subsidiaries, taken as a whole; (iv) each contract relating to the disposition or acquisition by Anthem or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets (including Intellectual Property rights) other than in the ordinary course of business; (v) each material pharmacy benefit management contract; (vi) each contract to which Anthem or any of its Subsidiaries is a party with, or relating to, the BCBSA; and (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Anthem or any of its Affiliates or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Anthem or any of its Affiliates, in each case from engaging or competing in any line of business material to Anthem and its Affiliates (taken as a whole) or in any geographic area material to Anthem and its Affiliates (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Anthem has previously made available to Cigna complete and accurate copies of each Anthem Material Contract listed in Section 3.1(w) of the Anthem Disclosure Letter. All of the Anthem Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. To the Knowledge of Anthem, no Person is challenging the validity or enforceability of any Anthem Material

Contract, except such challenges which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Neither Anthem nor any of its Subsidiaries, and, to the Knowledge of Anthem, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Anthem Material Contract, except for those violations and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(x)        Employee Benefit Plans.

(i)          To the Knowledge of Anthem, all material benefit and compensation plans, programs, policies, practices, contracts, agreements or arrangements covering current or former employees of Anthem and its Subsidiaries and current or former directors of Anthem under which there is a continuing financial obligation of Anthem, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind (other than workers’ compensation, unemployment compensation and other government programs) (the “Anthem Plans”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, an “Anthem Multiemployer Plan”), since January 1, 2013, have been established, operated and administered in compliance with applicable laws, including ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, each Anthem Plan, which is subject to ERISA (an “Anthem ERISA Plan”) and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (an “Anthem Pension Plan”), intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) or is entitled to rely upon a favorable opinion issued by the IRS. With respect to each material Anthem Plan, Anthem has made available to Cigna, to the extent applicable, true, correct and complete copies of (1) the Anthem Plan document, including any amendments thereto, (2) the most recently prepared actuarial report or financial statements, (3) the most recent summary plan description, and all material modifications thereto, and (4) the most recent IRS determination or opinion letter.

(ii)         To the Knowledge of Anthem, neither Anthem nor any of its Subsidiaries has engaged in a transaction with respect to any Anthem ERISA Plan, which, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Anthem or any Subsidiary to a Tax or penalty imposed by Section 4975 of the Code in an amount which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iii)        There are no pending or, to the Knowledge of Anthem, threatened claims (other than routine claims for benefits) by, on behalf of or against any Anthem Plan or any trust related thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Anthem, threatened with respect to such plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(iv)      Neither Anthem nor any of its Subsidiaries has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated Single-Employer Plan currently or formerly maintained by any of them, or any other entity that, together with Anthem or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, an “Anthem ERISA Affiliate”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. No Anthem Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

(v)        With respect to any Anthem Multiemployer Plan contributed to by Anthem, any of its Subsidiaries or any Anthem ERISA Affiliate, (i) none of Anthem, any of its Subsidiaries or any Anthem ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, and (ii) a complete withdrawal from all such Anthem Multiemployer Plans at the Effective Time would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(vi)      Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, no Anthem Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any current or former employee of Anthem or its Subsidiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, any similar state or local law or any foreign law.

(y)        Labor Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, (i) neither Anthem nor any of its Subsidiaries is a party to any collective bargaining or works council agreement or other agreement with a labor union or like organization, (ii) as of the date hereof, to the Knowledge of Anthem, there are no activities or proceedings of any labor organization to organize any employees of Anthem or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, and (iii) as of the date hereof, there is no pending or, to the Knowledge of Anthem, threatened strike, lockout, slowdown, or work stoppage.

(z)        Insurance.  All insurance policies (“Anthem Policies”) that provide coverage for the business and assets of Anthem and the Anthem Subsidiaries are in full force and effect, except for such failures to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem, neither Anthem nor any Anthem Subsidiary is in breach or default, and neither Anthem nor any Anthem Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any material Anthem Policies. With respect to each of the legal proceedings set forth in the Anthem SEC Reports, no insurer with respect to any material Anthem Policy has informed Anthem or any Anthem Subsidiary in writing of any denial of coverage, except for such denials that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Anthem and the Anthem Subsidiaries have not received any written notice of cancellation of any of the Anthem Policies, except for such cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem.

(aa)      Capital or Surplus Maintenance.    None of the Subsidiaries of Anthem is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application.

(bb)      No Other Representations or Warranties.    Except for the representations and warranties contained in Section 3.2, Anthem acknowledges that none of Cigna, any of its Subsidiaries or any other Person on behalf of Cigna makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

3.2        Representations and Warranties of Cigna.    Except (x) as expressly disclosed in the Cigna SEC Reports (as defined in Section 3.2(d)(i)) filed or furnished after January 1, 2014 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks or other matters included in any “forward-looking statements”, disclaimers or other statements that are cautionary, predictive or forward-looking in nature); provided, that the disclosures in the Cigna SEC Reports shall not be deemed to qualify any representation or warranty contained in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(h) or Section 3.2(k), or (y) as set forth in the Cigna Disclosure Letter delivered by Cigna to Anthem prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty or covenant to which its relevance is reasonably apparent) (the “Cigna Disclosure Letter”), Cigna represents and warrants to Anthem and Merger Sub as follows:

(a)        Organization, Standing and Power; Subsidiaries.

(i)         Each of Cigna and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or license necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. The copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of Cigna and its material Subsidiaries that were previously furnished or made available to Anthem are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii)        All the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Cigna, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither Cigna nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity that is or would reasonably be expected to be material to Cigna and its Subsidiaries, taken as a whole.

(iii)      Section 3.2(a)(iii) of the Cigna Disclosure Letter sets forth a true and complete list of each material Subsidiary of Cigna as of the date of this Agreement, its jurisdiction of incorporation or organization, and, if a regulated Subsidiary of Cigna, each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable foreign, federal or state agency.

(b)        Capital Structure.

(i)         The authorized capital stock of Cigna consists of (A) 600,000,000 shares of Cigna Common Stock, of which 257,496,123 shares were outstanding as of July 20, 2015 and (B) 25,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding. Except for Cigna Common Stock issued upon exercise of Cigna Stock Options or settlement of Other Stock Awards in accordance with their terms, no shares of Cigna Common Stock have been issued between July 20, 2015 and the date hereof. All issued and outstanding shares of the capital stock of Cigna are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. There were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Cigna other than the Cigna Stock Options representing in the aggregate the right to purchase no more than 6,754,613 shares of Cigna Common Stock under the Cigna Stock Plan or otherwise. Section 3.2(b)(i) of the Cigna Disclosure Letter sets forth a complete and correct list of (x) as of July 20, 2015, the number of shares of Cigna Common Stock subject to outstanding Cigna Stock Options and the date of grant, vesting date, expiration date, exercise price or base price and holder of each such Cigna Stock Option and (y) as of July 20, 2015, the number of shares of Cigna Common Stock subject to outstanding Other Stock Awards and the date of grant, vesting date, expiration date, if applicable, base price, and holder of each such Other Stock Award. There are no shareholder agreements, voting trusts or other agreements or understandings to which Cigna is a party or by which it is bound relating to the voting of any shares of the capital stock of Cigna.

(ii)        No bonds, debentures, notes or other indebtedness of Cigna having the right to vote on any matters on which stockholders of Cigna may vote, are issued or outstanding.

(iii)        Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cigna or any of its Subsidiaries is a party or by which any of them is bound obligating Cigna or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Cigna or any of its Subsidiaries or obligating Cigna or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Cigna or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Cigna or any of its Subsidiaries.

(c)        Authority; No Conflicts.

(i)        Cigna has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the Required Cigna Vote (as defined in Section 3.2(g)) in the case of the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cigna, subject in the case of the Merger to the adoption of this Agreement by the Required Cigna Vote. This Agreement has been duly executed and delivered by Cigna and, assuming that this Agreement constitutes a valid and binding agreement of Anthem and Merger Sub, constitutes a valid and binding agreement of Cigna, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii)      The execution and delivery of this Agreement by Cigna does not, and the consummation by Cigna of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or equivalent organizational document of Cigna or any material Subsidiary of Cigna or (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii), any loan or credit agreement, security agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, contract, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cigna or any material Subsidiary of Cigna or their respective properties or assets.

(iii)      No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Cigna or any material Subsidiary of Cigna in connection with the execution and delivery of this Agreement by Cigna or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations, licenses and filings and expiry of waiting periods the failure of which to make or obtain, or expire, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(d)        Reports and Financial Statements.

(i)        Cigna has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since January 1, 2013 (collectively, as they have been amended since the time of their filing and including all exhibits thereto and all other information incorporated therein, the “Cigna SEC Reports”). No material Subsidiary of Cigna is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Cigna SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Cigna SEC Reports (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Cigna and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure, and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Cigna’s consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. All of such Cigna SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Cigna SEC Report), complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Cigna SEC Report.

(ii)        Except (A) to the extent disclosed, reflected or reserved against in the balance sheet of Cigna included in the Cigna SEC Report last filed prior to the date hereof, (B) as incurred in the ordinary course of business consistent with past practice since the date of the balance sheet referred to in the preceding clause (A), or (C) as incurred in connection with or expressly contemplated by this Agreement, Cigna does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(e)        Information Supplied.

(i)        None of the information supplied or to be supplied by Cigna or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (B) the Joint Proxy Statement will, on the date it is first mailed to Cigna stockholders and to Anthem shareholders or at the time of the Cigna Stockholders Meeting and the Anthem Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii)        Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Cigna with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it.

(f)        Board Approval.  The Board of Directors of Cigna, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way prior to the date of this Agreement (the “Cigna Board Approval”), has unanimously (i) declared that this Agreement and the Mergers are advisable, (ii) approved this Agreement and the transactions contemplated hereby, (iii) recommended that Cigna’s stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to Cigna’s stockholders for their adoption. The Board of Directors of Cigna has approved this Agreement and the Mergers and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and Article Tenth of Cigna’s Restated Certificate of Incorporation, each of which has been rendered inapplicable, and, to the Knowledge of Cigna, no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies or will apply to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

(g)        Vote Required.     The affirmative vote of the holders of a majority of the outstanding shares of Cigna Common Stock entitled to vote upon adoption of this Agreement at the Cigna Stockholders Meeting (“Required Cigna Vote”) is the only vote of the holders of any class or series of Cigna’s capital stock necessary to consummate the transactions contemplated hereby.

(h)        Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Cigna, except Morgan Stanley & Co., Inc. (the “Cigna Financial Advisor”), whose fees and expenses will be paid by Cigna in accordance with Cigna’s engagement letter with such firm. The estimated aggregate amount of such fees and expenses and certain other transaction fees and expenses have been disclosed to Anthem on or prior to the date hereof.

(i)        Litigation; Compliance with Laws.

(i)        There is no legal, administrative, arbitral or other suit, action, investigation or proceeding pending or, to the Knowledge of Cigna, threatened, against or affecting Cigna or any Subsidiary of Cigna that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, nor is there any judgment, decree, injunction, rule, regulatory restriction or order of any Governmental Entity or arbitrator outstanding against Cigna, the assets of Cigna or any Subsidiary of Cigna that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(ii)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna or to materially impair the ability of Cigna to consummate the transactions contemplated by this Agreement, Cigna and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, authorizations, waivers, franchises, certificates and other approvals of all Governmental Entities necessary for the operation of the businesses of Cigna and its Subsidiaries, taken as a whole (the “Cigna Permits”). Cigna and its Subsidiaries are in compliance with the terms of the Cigna Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

The businesses of Cigna and its Subsidiaries are not being conducted in violation of, and Cigna has not received any written notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(iii)      Cigna and its Subsidiaries are, and Cigna and its Subsidiaries’ businesses are being conducted, in compliance with HIPAA, any implementing regulations and any state medical information laws applicable to the business of Cigna or its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(iv)      Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, Cigna and each of its Subsidiaries, and, to the Knowledge of Cigna, all of their respective directors, officers, agents and employees, are in compliance with, and Cigna and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Cigna and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Healthcare Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, no third-party payment program has imposed a fine, penalty or other sanction on Cigna or any of its Subsidiaries and none of Cigna or any of its Subsidiaries has been excluded or suspended from participation in any such program.

(v)      Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, none of Cigna, any of its Subsidiaries, or, to the Knowledge of Cigna, any director or executive officer of Cigna or any of its Subsidiaries, with respect to actions taken on behalf of Cigna or of its Subsidiaries, (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (D) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (A) and (C).

(vi)      Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, each of Cigna’s insurance and health maintenance Subsidiaries meets the requirements for participation in, and receipt of payment from, the Medicaid, Medicare Advantage and other state and federal health care programs in which it participates and is a party to one or more valid agreements with the applicable state agencies and the Centers for Medicare and Medicaid Services, as applicable, authorizing its participation.

(vii)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, Cigna and each Cigna Subsidiary (i) is in compliance and since January 1, 2013 has been in compliance with the Foreign Corrupt Practices Act and any other United States and foreign laws concerning corrupting payments and (ii) since January 1, 2013, have not been, to the Knowledge of Cigna, investigated by any Governmental Entity with respect to, or been given written notice by a Governmental Entity of, any violation by Cigna or such Cigna Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign laws concerning corrupting payments.

(j)        Absence of Certain Changes or Events.    (i) Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since December 31, 2014, Cigna and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; and (ii) since December 31, 2014 through the date of this Agreement, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(k)        Opinion of Cigna Financial Advisor.    The Board of Directors of Cigna has received the opinion of the Cigna Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders of Cigna Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Cigna Common Stock (other than Anthem and its Affiliates). A copy of such opinion will promptly be made available to Anthem after receipt by Cigna.

(l)        Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, (i) Cigna and each of its Subsidiaries have prepared all required Tax Returns and have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and such Tax Returns are complete and accurate in all respects; (ii) Cigna has paid all Taxes that are shown as due and payable on such Tax Returns or that Cigna or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) Cigna and each of its Subsidiaries have paid all other assessments received to date in respect of Taxes other than such assessments being contested, or that will be contested, if necessary, in good faith and for which provision has been made in accordance with GAAP on the most recent balance sheet included in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2014; (iv) Cigna and each of its Subsidiaries have withheld from amounts owing to any employee, independent contractor, creditor, stockholder, member or other Person all Taxes required by law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (v) Cigna and its Subsidiaries have not waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or agreement, as applicable, remains in effect) and are not presently contesting any Tax liability; (vi) neither Cigna nor any of its Subsidiaries have been members of any consolidated group for U.S. federal income tax purposes other than the consolidated group of which Cigna is the common parent; (vii) neither Cigna nor any of its Subsidiaries are parties to any tax sharing, allocation, indemnification or similar agreement or arrangement under which Anthem, Cigna or any of its Subsidiaries would reasonably be expected to be liable for any Taxes or other claims of any party, other than the Taxes of the members of the consolidated group of which Cigna is the common parent; (viii) neither Cigna nor any of its Subsidiaries have engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (ix) no liens for Taxes exist with respect to any of the assets or properties of Cigna or its Subsidiaries, except for Permitted Liens; (x) neither Cigna nor any of its Subsidiaries have been party to a Section 355 transaction that would reasonably be expected to give rise to a Tax liability pursuant to Section 355(e) of the Code; (xi) within the preceding three (3) years, no written claim has been made by any Tax authority in a jurisdiction where Cigna or any of its Subsidiaries does not file Tax Returns that Cigna or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; and (xii) there are not being conducted or threatened in writing by the Tax authorities of any nation, state or locality any audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of

Cigna or any of its Subsidiaries. Cigna is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)      Accounting and Financial Matters.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Cigna SEC Reports. Since January 1, 2014, Cigna has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2014, Cigna’s independent public accounting firm has not informed Cigna that it has any material questions, challenges or disagreements regarding or pertaining to Cigna’s accounting policies or practices. Since January 1, 2014, to the Knowledge of Cigna, no officer or director of Cigna has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Cigna or any of its Subsidiaries. There are no off-balance sheet special purpose entities and financing arrangements of Cigna and its Subsidiaries required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Cigna SEC Reports.

(n)        Securities Laws Matters; Internal Controls.

(i)         With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Cigna SEC Reports filed since January 1, 2013, the chief executive officer and chief financial officer of Cigna have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(ii)        Cigna has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Cigna, including its consolidated Subsidiaries, required to be disclosed in Cigna’s SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Cigna and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and the chief financial officer of Cigna to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(iii)      The internal controls over financial reporting of Cigna and its Subsidiaries provide reasonable assurance regarding the reliability of the financial reporting of Cigna and its Subsidiaries and the preparation of the financial statements of Cigna and its Subsidiaries for external purposes in accordance with GAAP.

(iv)      Cigna has disclosed, based on its most recent evaluation prior to the date hereof, to Cigna’s auditors and the audit committee of the Board of Directors of Cigna (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Cigna’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Cigna or its Subsidiaries. Cigna has made available to Anthem all such disclosures made by management to Cigna’s auditors and audit committee.

(v)        Cigna is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(o)        Statutory Financial Statements.  Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Cigna or any of its Subsidiaries with the insurance departments or other insurance or managed health care regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the “Cigna State Agencies”) for the years ended December 31, 2012, 2013 and 2014, and for each quarterly and annual period ending after December 31, 2014 and prior to the Closing Date (the “Cigna State Agency Filings”) and the statutory balance sheets and income statements included in such Cigna State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Cigna or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Cigna or its Subsidiaries for the 2014 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

(p)        Reserves.    The loss reserves and other actuarial amounts of Cigna and its Subsidiaries recorded in their respective financial statements contained in the Cigna SEC Reports and the Cigna State Agency Filings as of December 31, 2014, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements); (ii) were fairly stated in all material respects in accordance with sound actuarial principles; (iii) satisfied all applicable laws in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Cigna SEC Reports or the Cigna State Agency Filings and related actuarial opinions for Cigna and its Subsidiaries for the 2014 fiscal year, copies of which were made available to Anthem prior to the date hereof; and (iv) include in all material respects provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. To the Knowledge of Cigna, there are no facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Cigna or its Subsidiaries); provided that, notwithstanding the foregoing, it is acknowledged and agreed by Anthem that Cigna is not making any representation or warranty in this Agreement and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of Cigna in respect of the adequacy or sufficiency of the reserves of Cigna or its regulated Subsidiaries.

(q)        Affiliate Transactions.

(i)         Since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Cigna or any of its Subsidiaries was or is to be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(ii)        There are no loans to any executive officer of Cigna or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan.

(r)        Off-Balance Sheet Arrangements.  Neither Cigna nor any of its Subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Cigna and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Cigna or any of its Subsidiaries in Cigna’s or such Subsidiary’s published financial statements or other Cigna SEC Reports.

(s)        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna: (i) the operations of Cigna and its Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Cigna, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Cigna or its Subsidiaries or, to the Knowledge of Cigna, involving any real property currently or formerly owned, operated or leased by Cigna or its Subsidiaries; (iii) to the Knowledge of Cigna, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Cigna or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities of Cigna or its Subsidiaries; (iv) all real property owned, and all real property operated or leased, by Cigna or its Subsidiaries is free of Hazardous Materials in conditions or concentrations, in each case, that would reasonably be expected to result in Environmental Liabilities, and none of Cigna or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises that would reasonably be expected to result in Environmental Liabilities; and (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred since January 1, 2013 or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities of Cigna or its Subsidiaries.

(t)        Intellectual Property.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, (i) Cigna and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Cigna and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and, where applicable, is in accordance with the license pursuant to which Cigna or any Subsidiary acquired the right to use such Intellectual Property; (iii) to the Knowledge of Cigna, no Person is challenging, infringing, misappropriating or otherwise violating any right of Cigna or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Cigna or its Subsidiaries; (iv) since January 1, 2013, neither Cigna nor any of its Subsidiaries has received any written notice of any claim with respect to ownership, validity, registrability, enforceability, right to use, or infringement of any Intellectual Property used or held for use by Cigna and its Subsidiaries and, to the Knowledge of Cigna, no Intellectual Property owned or licensed by Cigna or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (v) Cigna and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Cigna or any of its Subsidiaries owns or which is used or held for use in the conduct of Cigna’s business as currently conducted, and to the Knowledge of Cigna, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; and (vi) since January 1, 2013, Cigna and each of its Subsidiaries has complied with all applicable laws, regulations, contractual requirements, written terms of use and written privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure, and no action, suit or other proceeding or inquiry has been instituted, settled or, to the Knowledge of Cigna, threatened, regarding any violation of or noncompliance with the same. All patents, trademark registrations, copyright registrations, Internet domain names and applications for any of the foregoing owned by Cigna or its Subsidiaries are subsisting and, to the Knowledge of Cigna, valid and enforceable, except for defects that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(u)        IT Assets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna: (i) the IT Assets are reasonably sufficient for the operation of the business of Cigna and its Subsidiaries as currently conducted; (ii) the IT Assets of Cigna and its Subsidiaries are maintained, operate and perform in accordance with their documentation and functional specifications or otherwise as required by Cigna and its Subsidiaries in connection with Cigna’s business; (iii) there are no development, migration, integration or implementation projects concerning IT Assets currently being conducted by Cigna or its Subsidiaries; (iv) to Cigna’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (A) enable or assist any Person to access without authorization such IT Assets or (B) otherwise materially adversely affect the functionality of such IT Assets; (v) Cigna and each of its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices; (vi) to the Knowledge of Cigna, no Person has gained unauthorized access to such IT Assets or the data stored or processed by the IT Assets; and (vii) since January 1, 2013, there has been no failure, breakdown or continued substandard performance of any IT Assets that has caused a disruption or interruption in or to the use of such IT Assets or the operation of the business of Cigna or its Subsidiaries.

(v)        Certain Agreements.  Section 3.2(v) of the Cigna Disclosure Letter lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Cigna or any of its Subsidiaries is a party or by which it is bound (each contract, agreement or other arrangement required to be disclosed pursuant to this Section 3.2(v), a “Cigna Material Contract”): (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) each loan and credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar contract pursuant to which any material indebtedness for borrowed money of Cigna or any of its Subsidiaries is outstanding or may be incurred, other than any such contract between or among Cigna and any of Cigna’s wholly owned Subsidiaries; (iii) each partnership, joint venture or similar contract to which Cigna or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to Cigna and its Subsidiaries, taken as a whole; (iv) each contract relating to the disposition or acquisition by Cigna or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets

(including Intellectual Property rights) other than in the ordinary course of business; (v) each material pharmacy benefit management contract; and (vi) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Cigna or any of its Affiliates or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Cigna or any of its Affiliates, in each case from engaging or competing in any line of business material to Cigna and its Affiliates (taken as a whole) or in any geographic area material to Cigna and its Affiliates (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Cigna has previously made available to Anthem complete and accurate copies of each Cigna Material Contract listed in Section 3.2(v) of the Cigna Disclosure Letter. All of the Cigna Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. To the Knowledge of Cigna, no Person is challenging the validity or enforceability of any Cigna Material Contract, except such challenges which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Neither Cigna nor any of its Subsidiaries, and, to the Knowledge of Cigna, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Cigna Material Contract, except for those violations and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(w)      Employee Benefit Plans.

(i)        To the Knowledge of Cigna, all material benefit and compensation plans, programs, policies, practices, contracts, agreements or arrangements covering current or former employees of Cigna and its Subsidiaries and current or former directors of Cigna under which there is a continuing financial obligation of Cigna, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind (other than workers’ compensation, unemployment compensation and other government programs) (the “Cigna Plans”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Cigna Multiemployer Plan”), since January 1, 2013, have been established, operated and administered in compliance with applicable laws, including ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, each Cigna Plan, which is subject to ERISA (a “Cigna ERISA Plan”) and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Cigna Pension Plan”), intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS. With respect to each material Cigna Plan, Cigna has made available to Anthem, to the extent applicable, true, correct and complete copies of (1) the Cigna Plan document, including any amendments thereto, (2) the most recently prepared actuarial report or financial statements, (3) the most recent summary plan description, and all material modifications thereto, and (4) the most recent IRS determination or opinion letter.

     (ii)        To the Knowledge of Cigna, neither Cigna nor any of its Subsidiaries has engaged in a transaction with respect to any Cigna ERISA Plan, which, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Cigna or any Subsidiary to a Tax or penalty imposed by Section 4975 of the Code in an amount which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

     (iii)        There are no pending or, to the Knowledge of Cigna, threatened claims (other than routine claims for benefits) by, on behalf of or against any Cigna Plan or any trust related thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of Cigna, threatened with respect to such plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

     (iv)        Neither Cigna nor any of its Subsidiaries has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated Single-Employer Plan currently or formerly maintained by any of them, or any other entity that, together with Cigna or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Cigna ERISA Affiliate”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. No Cigna Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

     (v)        With respect to any Cigna Multiemployer Plan contributed to by Cigna, any of its Subsidiaries or any Cigna ERISA Affiliate, (i) none of Cigna, any of its Subsidiaries or any Cigna ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, and (ii) a complete withdrawal from all such Cigna Multiemployer Plans at the Effective Time would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

     (vi)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, no Cigna Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any current or former employee of Cigna or its Subsidiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, any similar state or local law or any foreign law.

     (vii)       Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Cigna or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any law), (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause to transfer or set aside any assets to fund any material benefits under any Cigna Plan, (iv) otherwise give rise to any material liability under any Cigna Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Cigna Plan on or following the Effective Time.

(x)        Labor Matters.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, (i) neither Cigna nor any of its Subsidiaries is a party to any collective bargaining or works council agreement or other agreement with a labor union or like organization, (ii) as of the date hereof, to the Knowledge of Cigna, there are no activities or proceedings of any labor organization to organize any employees of Cigna or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, and (iii) as of the date hereof, there is no pending or, to the Knowledge of Cigna, threatened strike, lockout, slowdown, or work stoppage.

(y)        Insurance.    All insurance policies (“Cigna Policies”) that provide coverage for the business and assets of Cigna and the Cigna Subsidiaries are in full force and effect, except for such failures to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna, neither Cigna nor any Cigna Subsidiary is in breach or default, and neither Cigna nor any Cigna Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any material Cigna Policies. With respect to each of the legal proceedings set forth in the Cigna SEC Reports, no insurer with respect to any material Cigna Policy has informed Cigna or any Cigna Subsidiary in writing of any denial of coverage, except for such denials that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Cigna and the Cigna Subsidiaries have not received any written notice of cancellation of any of the Cigna Policies, except for such cancellations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna.

(z)        Capital or Surplus Maintenance.    None of the Subsidiaries of Cigna is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application.

(aa)      No Other Representations or Warranties.    Except for the representations and warranties contained in Section 3.1 and Section 3.3, Cigna acknowledges that none of Anthem, any of its Subsidiaries or any other Person on behalf of Anthem makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

3.3        Representations and Warranties of Anthem and Merger Sub.    Anthem and Merger Sub represent and warrant to Cigna as follows:

(a)        Organization.    Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly owned subsidiary of Anthem.

(b)      Capitalization.    The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Anthem free and clear of any Liens.

(c)        Corporate Authorization.    Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Merger Sub. Anthem, in its capacity as sole shareholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Cigna, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(d)        Non-Contravention.    The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of Merger Sub.

(e)        No Business Activities.    Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub does not have any Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1        Conduct of Business of Cigna Pending the Merger.    Cigna covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise consented to in writing by Anthem (which consent shall not be unreasonably withheld, conditioned or delayed), as set forth in Section 4.1 of the Cigna Disclosure Letter, as required by law, or as expressly contemplated by this Agreement, Cigna shall and shall cause each of its Subsidiaries to (x) conduct its and their respective businesses in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws in all material respects and (y) use its and their respective reasonable best efforts to preserve substantially intact the current business organization of Cigna and its Subsidiaries, to keep available the services of the present officers and key employees, to preserve their assets and properties in good repair and condition, and to preserve the present relationships of Cigna and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Cigna or any of its Subsidiaries has significant business relations. Without limiting the foregoing, Cigna shall not and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Cigna Disclosure Letter, as required by law or as expressly contemplated by this Agreement, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Anthem (which (other than with respect to clauses (b) and (c)) shall not be unreasonably withheld, conditioned or delayed):

(a)        Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)        Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including stock appreciation rights or phantom stock), of Cigna or any of its Subsidiaries, except for grants of equity or equity-based awards as permitted by Section 4.1(p) and the issuance of securities in settlement of equity or equity-based awards;

(c)        Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) regular annual cash dividends payable by Cigna in respect of shares of Cigna Common Stock not exceeding, with respect to any year, $0.04 per share of Cigna Common Stock, with declaration, record and payment dates consistent with past practice and in accordance with Cigna’s dividend policy as of the date of this Agreement (the “Cigna Annual Dividend”), (ii) (A) (1) during each of the quarters ending March 31, 2016 and June 30, 2016, a quarterly cash dividend payable by Cigna in respect of shares of Cigna Common Stock not exceeding, with respect to such quarter, per share of Cigna Common Stock, the result of (x) the per share amount of any dividend declared with respect to Anthem Common Stock during such quarter in excess of $0.625 (but, for the avoidance of doubt, only such excess) multiplied by (y) 0.5152, with customary declaration, record and payment dates and (2) during each of the quarters ending September 30, 2016, December 31, 2016 and March 31, 2017, a quarterly cash dividend payable by Cigna in respect of shares of Cigna Common Stock not exceeding, with respect to such quarter, per share of Cigna Common Stock, the result of (x) the per share amount of any dividend declared with respect to Anthem Common Stock during such quarter multiplied by (y) 0.5152, with customary declaration, record and payment dates; provided that the first such quarterly dividend declared and paid in each of calendar year 2016 and calendar year 2017 shall be reduced by the Cigna Annual Dividend (if and to the extent such dividend has been declared) or (B) at Cigna’s election, one or more special dividends in an aggregate amount not to exceed the cumulative amount of any such permitted dividends pursuant to clause (i) and (ii)(A) minus the cumulative amount of any such declared dividends) and (iii) dividends payable by a directly or indirectly wholly owned Subsidiary of Cigna to Cigna or to another directly or indirectly wholly owned Subsidiary of Cigna;

(d)        Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $200 million per individual acquisition or $600 million in the aggregate;

(e)        Other than in the ordinary course of business consistent with past practice, modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f)        Transfer, sell, lease, mortgage, pledge, license, sublicense or otherwise dispose of or subject to any Lien any of its assets or property, including capital stock of its Subsidiaries, with a fair market value in excess of $200 million individually or $600 million in the aggregate (except (i) by incurring Permitted Liens (as defined in Section 8.13); (ii) in the ordinary course of business consistent with past practice; (iii) assets and property no longer used in the operation of Cigna’s or any of its Subsidiaries’ business; (iv) for Liens to secure indebtedness for borrowed money permitted to be incurred under Section 4.1(n) and (v) for any transaction between or among Cigna and any of its Subsidiaries);

(g)        Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h)        Settle, offer or propose to settle, or compromise any material claim or proceeding, other than (i) settlements and waivers of rights in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to providers, (ii) the payment of monetary damages equal to or less than the amounts reserved with respect thereto in Cigna’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) as included in the Cigna SEC Reports and (iii) the payment of monetary damages not exceeding $50 million in the aggregate;

(i)        Adopt or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Cigna or any of its material Subsidiaries;

(j)        Fail to use reasonable best efforts to maintain in full force and effect the existing insurance policies covering Cigna or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

(k)        Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2015, 2016 and 2017 not to exceed the amounts set forth in Section 4.1(k) of the Cigna Disclosure Letter;

(l)         Make any material Tax election or settle or compromise any material Tax liability; change any method of Tax accounting in any material respect; enter into any closing agreement relating to any material amount of Tax; or surrender any right to claim a material Tax refund;

(m)       Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or stock options (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Cigna Plans or in connection with the withholding of shares to satisfy tax obligations with respect to equity or equity-based awards or the acquisition of equity or equity-based awards in connection with the forfeiture thereof);

(n)        (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except (A) in connection with the replacement or refinancing of such indebtedness or securities, (B) upon the maturity date of such indebtedness or securities or (C) as otherwise required by the terms of such indebtedness or securities; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for (A) indebtedness for borrowed money under Cigna’s existing commercial paper program or credit facilities, in accordance with the terms thereof, (B) indebtedness incurred or debt securities issued in the replacement or refinancing of existing indebtedness or debt securities (provided that any indebtedness incurred or debt securities issued in accordance with this clause (ii)(B) of this clause (n) must be in an aggregate principal amount not exceeding 115% of the principal amount of, plus any accrued and unpaid interest on, the indebtedness being replaced or refinanced), (C) intercompany indebtedness between or among Cigna and any of its Subsidiaries and (D) indebtedness incurred or debt securities issued in the ordinary course of business not to exceed $150 million in the aggregate; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (it being understood that (A) any commercial paper issued by Cigna or any of its Subsidiaries shall be considered indebtedness for purposes of this provision and (B) trade payables, ordinary course business funding mechanisms between Cigna and its customers and providers and guarantees of indebtedness by Cigna and its Subsidiaries to Cigna and its Subsidiaries shall not be considered indebtedness for purposes of this provision); provided that any indebtedness incurred or debt securities issued in accordance with clause (i) or (ii) of this clause (n) shall (x) not reasonably be expected to adversely affect Anthem’s ability to consummate the Financing and (y) if incurred in the replacement or refinancing of existing indebtedness or debt securities, contain covenants and default terms at least as favorable to Cigna as the covenants and default terms in the indebtedness or debt securities being replaced or refinanced;

(o)        Except in the ordinary course of business consistent with past practice or as may be permitted pursuant to any other subsection of this Section 4.1, (i) terminate, or amend, or renew, or otherwise waive or release any material provision of, in a manner materially adverse to Cigna or any of its Affiliates, any Cigna Material Contract or (ii) enter into any contract or other agreement that, if entered into prior to the date hereof, would be a Cigna Material Contract (including by amendment of any contract that is not a Cigna Material Contract such that such contract becomes a Cigna Material Contract); provided that no Cigna Material Contract pursuant to clause (vi) of Section 3.2(v) shall be entered into;

(p)        Except as required by any Cigna Plan as in effect on the date hereof or collective bargaining agreement to which such party is subject:

     (i)        increase the salary, wages, compensation or benefits of any director, executive officer or other employee of Cigna or its Subsidiaries, other than, solely in respect of employees who are not executive officers, in the ordinary course of business consistent with past practice;

     (ii)        enter into any change-in-control, retention, employment, severance, termination or other similar agreement with any executive officer or director; provided, that Cigna will not enter into any change-in-control, retention, employment, severance, termination or other similar agreement that will provide or increase any payments or benefits (or provide acceleration of vesting thereof) triggered solely by the consummation of the transactions contemplated by this Agreement or increase the number of participants under Cigna’s Executive Severance Benefits Plan above 75 participants;

     (iii)        establish, adopt, terminate or materially amend any Cigna Plan or any plan, program, arrangement, practice or agreement that would be a Cigna Plan if it were in existence on the date hereof, other than in the ordinary course of business consistent with past practice or to the extent that such amendment would not result in a material increase to the cost to Cigna under such arrangement or plan; provided, that Cigna may not increase the number of participants under Cigna’s Executive Severance Benefits Plan above 75 participants; or

     (iv)        grant Cigna Stock Options and Other Stock Awards, other than grants in the ordinary course of business consistent with past practice (other than with respect to the timing of such grants, which may occur no more than 45 calendar days prior to or following the normal grant timing) using the standard form of award agreements; provided, however, that no such grant shall contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by this Agreement, without regard to any change in status, duties, responsibilities, reporting obligations or benefits of such person (“Single-Trigger Accelerated Vesting”); provided, further, that (x) in no event shall the Cigna Stock Options and Other Stock Awards granted under this clause (iv) during any calendar year of Cigna commencing after the date hereof have, in the aggregate, a grant date fair value computed in accordance with ASC Topic 718 that exceeds $145 million and (y) in no event shall the Cigna Stock Options and Other Stock Awards granted under this clause (iv) following the date hereof until December 31, 2015 have, in the aggregate, a grant date fair value computed in accordance with ASC Topic 718 that exceeds $7.2 million;

provided, however, that the foregoing clauses (i) through (iii) shall not restrict Cigna or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or from continuing to make cash and equity director awards in the ordinary course of business consistent with past practice; or

(q)        Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(p) or any other action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

4.2        Conduct of Business of Anthem Pending the Merger.    Anthem covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise consented to in writing by Cigna (which consent shall not be unreasonably withheld, conditioned or delayed), as set forth in Section 4.2 of the Anthem Disclosure Letter, as required by law, or as expressly contemplated by this Agreement, Anthem shall and shall cause each of its Subsidiaries to (x) conduct its and their respective businesses in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws in all material respects and (y) use its and their respective reasonable best efforts to preserve substantially intact the current business organization of Anthem and its Subsidiaries, to keep available the services of the present officers and key employees, to preserve their assets and properties in good repair and condition, and to preserve the present relationships of Anthem and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Anthem or any of its Subsidiaries has significant business relations. Without limiting the foregoing, Anthem shall not and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Anthem Disclosure Letter, as required by law or as expressly contemplated by this Agreement, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Cigna (which (other than with respect to clauses (b) and (c)) shall not be unreasonably withheld, conditioned or delayed):

(a)        Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)        Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including stock appreciation rights or phantom stock), of Anthem or any of its Subsidiaries, except for grants of equity or equity-based awards in forms and amounts in the ordinary course of business consistent with past practice and the issuance of securities in settlement of equity or equity-based awards;

(c)        Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) regular quarterly cash dividends payable by Anthem in respect of shares of Anthem Common Stock not exceeding, with respect to any quarter, $0.625 per share of Anthem Common Stock, as such amount may be increased in the ordinary course of business as set forth in Section 4.2(c) of the Anthem Disclosure Letter, with declaration, record and payment dates consistent with past practice and in accordance with Anthem’s dividend policy as of the date of this Agreement and (ii) dividends payable by a directly or indirectly wholly owned Subsidiary of Anthem to Anthem or to another directly or indirectly wholly owned Subsidiary of Anthem;

(d)        Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $200 million per individual acquisition or $600 million in the aggregate;

(e)        Other than in the ordinary course of business consistent with past practice, modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f)        Transfer, sell, lease, mortgage, pledge, license, sublicense or otherwise dispose of or subject to any Lien any of its assets or property, including capital stock of its Subsidiaries, with a fair market value in excess of $200 million individually or $600 million in the aggregate (except (i) by incurring Permitted Liens (as defined in Section 8.13); (ii) in the ordinary course of business consistent with past practice; (iii) assets and property no longer used in the operation of Anthem’s or any of its Subsidiaries’ business; (iv) for Liens to secure indebtedness for borrowed money and (v) for any transaction between or among Anthem and any of its Subsidiaries);

(g)        Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h)        Settle, offer or propose to settle, or compromise any material claim or proceeding, other than (i) settlements and waivers of rights in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to providers, (ii) the payment of monetary damages equal to or less than the amounts reserved with respect thereto in Anthem’s consolidated audited balance sheet as of December 31, 2014 (or the notes thereto) as included in the Anthem SEC Reports and (iii) the payment of monetary damages not exceeding $50 million in the aggregate;

(i)        Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or stock options (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Anthem Plans or in connection with the withholding of shares to satisfy tax obligations with respect to equity or equity-based awards or the acquisition of equity or equity-based awards in connection with the forfeiture thereof);

(j)        Adopt or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Anthem or any of its material Subsidiaries; or

(k)        Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through Section 4.2(j) or any other action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

4.3        Operational Matters.    Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Anthem and Cigna shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1        Preparation of Form S-4 and the Joint Proxy Statement; Stockholders/Shareholders Meetings.

(a)        Promptly following the date of this Agreement (but in any event, no more than 60 days following the date of this Agreement), Anthem and Cigna shall prepare and file with the SEC the Joint Proxy Statement, and Anthem shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Anthem and Cigna shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Anthem and Cigna will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders and stockholders, respectively, as promptly as practicable (but no more than 10 Business Days) after the Form S-4 is declared effective under the Securities Act. Anthem shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the Share Issuance, and Cigna shall furnish all information concerning Cigna and the holders of Cigna Common Stock and rights to acquire Cigna Common Stock pursuant to the Cigna Stock Plans as may be reasonably required in connection with any such action. Each of Anthem and Cigna shall furnish all information concerning itself and its Subsidiaries and Affiliates to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. Each of Anthem, Merger Sub and Cigna agrees to promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement that shall have become false or misleading. Each of Anthem and Cigna will use its reasonable best efforts to cause the Form S-4 and the Joint Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Anthem and Cigna shall promptly notify the other party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the Form S-4 and any amendment or supplement thereto or mailing the Joint Proxy Statement and any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, each of Anthem and Cigna (i) shall cooperate and provide the other party an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)        Cigna, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable (but no more than 60 days) following the date upon which the Form S-4 becomes effective a meeting of the holders of Cigna Common Stock (the “Cigna Stockholders Meeting”) for the purpose of voting to adopt this Agreement, and subject to this Section 5.1, (i) shall recommend adoption of this Agreement by the stockholders of Cigna (the “Cigna Recommendation”) and include in the Joint Proxy Statement such Cigna Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain such adoption and (iii) shall not withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, amend, modify or qualify) in any manner adverse to Anthem such recommendation (it being understood that publicly taking a neutral position or no position with respect to a Cigna Alternative Transaction (other than a “stop, look and listen”

communication to the stockholders of Cigna pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of Cigna)) shall be considered a modification to the Cigna Recommendation in a manner adverse to Anthem) (collectively, a “Change in Cigna Recommendation”). Notwithstanding anything in this Section 5.1 or Section 5.4(a) to the contrary, at any time prior to the receipt of the Required Cigna Vote (and in no event after the receipt of the Required Cigna Vote), the Board of Directors of Cigna may (i) effect a Change in Cigna Recommendation in response to a Cigna Intervening Event or (ii) effect a Change in Cigna Recommendation and, subject to compliance with this Section 5.1(b) and Section 7.1(l), terminate this Agreement in accordance with Section 7.1(l), following receipt of an unsolicited bona fide written proposal for a Cigna Alternative Transaction after the date of this Agreement, which Cigna’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel is a Cigna Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if the Cigna Board of Directors determines in good faith by resolution duly adopted after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law and Cigna has complied in all material respects with the applicable provisions of this Section 5.1 and Section 5.4(a) with respect thereto. Prior to effecting a Change in Cigna Recommendation or Change in Cigna Recommendation and termination of this Agreement in accordance with Section 7.1(l) as provided above, Cigna shall provide Anthem with five Business Days’ prior written notice (it being understood and agreed that any amendment to the financial terms or any other material term of such applicable Cigna Alternative Transaction or any change to the material facts or circumstances relating to such Cigna Intervening Event shall, in each case, require a new written notice and a new five Business Day period commencing at the time of such new notice) advising Anthem of its intention to effect a Change in Cigna Recommendation or Change in Cigna Recommendation and termination of this Agreement in accordance with Section 7.1(l) as provided above, and specifying in reasonable detail (i) in the case of a Cigna Alternative Transaction, the material terms and conditions of, and the identity of any Person proposing, such Cigna Alternative Transaction or (ii) in the case of a Cigna Intervening Event, the material facts and circumstances relating to such Cigna Intervening Event, and that Cigna shall, during such time and if requested by Anthem, engage in good faith negotiations with Anthem (including by making its officers and its financial and legal advisors reasonably available to negotiate) to amend this Agreement (x) such that the proposed Cigna Alternative Transaction would no longer constitute a Cigna Superior Proposal or (y) in a manner that obviates the need to effect a Change in Cigna Recommendation, as applicable. The parties agree that nothing in this Section 5.1(b) shall in any way limit or otherwise affect Anthem’s right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met. Any such Change in Cigna Recommendation shall not (1) change the approval of this Agreement or any other approval of the Board of Directors of Cigna in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Mergers, or (2) change the obligation of Cigna to present this Agreement for adoption at the Cigna Stockholders Meeting on the earliest practicable date after the Form S-4 becomes effective. Notwithstanding any Change in Cigna Recommendation, if this Agreement is not otherwise terminated by either Cigna or Anthem in accordance with the terms hereof, this Agreement shall be submitted to the stockholders of Cigna at the Cigna Stockholders Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein, including any rights of Cigna to take certain actions pursuant to Section 5.4(a), shall be deemed to relieve Cigna of such obligation. Nothing contained in this Agreement shall prohibit Cigna from (I) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such action made that relates to a Cigna Alternative Transaction shall be deemed to be a Change in Cigna Recommendation unless the Cigna Board of Directors recommends against the Cigna Alternative Transaction and reaffirms the Cigna Recommendation in connection with such action, (II) making any disclosure to the stockholders of Cigna if the Cigna Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law or (III) informing any Person of the existence of the provisions contained in this Section 5.1; provided, however, that neither the Cigna Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 5.1(b), effect any Change in Cigna Recommendation; it being understood that a “stop, look and listen” communication to the stockholders of Cigna pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of Cigna) shall not be deemed to be or constitute a Change in Cigna Recommendation.

(c)        Anthem, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable (but no more than 60 days) following the date upon which the Form S-4 becomes effective a meeting of the holders of Anthem Common Stock (the “Anthem Shareholders Meeting”) for the purpose of voting to approve the Share Issuance, and subject to this Section 5.1, (i) shall recommend approval of the Share Issuance to the shareholders of Anthem (the “Anthem Recommendation”) and include in the Joint Proxy Statement such Anthem Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain such approval and (iii) shall not withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, amend, modify or qualify) in any manner adverse to Cigna such recommendation (it being understood that publicly taking a neutral position or no position with respect to an Anthem Alternative Transaction (other than a “stop, look and listen” communication to the shareholders of Anthem pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of Anthem) shall be considered a modification to the Anthem Recommendation in a manner adverse to Cigna) (collectively, a “Change in Anthem Recommendation”). Notwithstanding anything in this Section 5.1 or Section 5.4(b) to the contrary, at any time prior to the receipt of the Required Anthem Vote (and in no event after the receipt of the Required Anthem Vote), the Board of Directors of Anthem may (i) effect a Change in Anthem Recommendation in response to an Anthem Intervening Event or (ii) effect a Change in Anthem Recommendation and, subject to compliance with this Section 5.1(c) and Section 7.1(m), terminate this Agreement in accordance with Section 7.1(m),following receipt of an unsolicited bona fide written proposal for an Anthem Alternative Transaction after the date of this Agreement, which Anthem’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel is an Anthem Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if the Anthem Board of Directors determines in good faith by resolution duly adopted after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law and Anthem has complied in all material respects with the applicable provisions of this Section 5.1 and Section 5.4(b) with respect thereto. Prior to effecting a Change in Anthem Recommendation or Change in Anthem Recommendation and termination of this Agreement in accordance with Section 7.1(m) as provided above, Anthem shall provide Cigna with five Business Days’ prior written notice (it being understood and agreed that any amendment to the financial terms or any other material term of such applicable Anthem Alternative Transaction or any change to the material facts or circumstances relating to such Anthem Intervening Event shall, in each case, require a new written notice and a new five Business Day period commencing at the time of such new notice) advising Cigna of its intention to effect a Change in Anthem Recommendation or Change in Anthem Recommendation and termination of this Agreement in accordance with Section 7.1(m) as provided above, and specifying in reasonable detail (i) in the case of an Anthem Alternative Transaction, the material terms and conditions of, and the identity of any Person proposing, such Anthem Alternative Transaction or (ii) in the case of an Anthem Intervening Event, the material facts and circumstances relating to such Anthem Intervening Event, and that Anthem shall, during such time and if requested by Cigna, engage in good faith negotiations with Cigna (including by making its officers and its financial and legal advisors reasonably available to negotiate) to amend this Agreement (x) such that the proposed Anthem Alternative Transaction would no longer constitute an Anthem Superior Proposal or (y) in a manner that obviates the need to effect a Change in Anthem Recommendation, as applicable. The parties agree that nothing in this Section 5.1(c) shall in any way limit or otherwise affect Cigna’s right to terminate this Agreement pursuant to Section 7.1(d) at such time as the requirements of such subsection have been met. Any such Change in Anthem Recommendation shall not (1) change the approval of this Agreement or any other approval of the Board of Directors of Anthem in any respect that would have the effect of causing any state (including Indiana) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Mergers, or (2) change the obligation of Anthem to present the Share Issuance for approval at the Anthem Shareholders Meeting on the earliest practicable date after the Form S-4 becomes effective. Notwithstanding any Change in Anthem Recommendation, if this Agreement is not otherwise terminated by either Cigna or Anthem in accordance with the terms hereof, the Share Issuance shall be submitted to the shareholders of Anthem at the Anthem Shareholders Meeting for the purpose of voting on approving the Share Issuance, and nothing contained herein, including any rights of Anthem to take certain actions pursuant to Section 5.4(b), shall be deemed to relieve Anthem of such obligation. Nothing contained in this Agreement shall prohibit Anthem from (I) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such action made that relates to an Anthem Alternative Transaction shall be deemed to be a Change in Anthem Recommendation unless the Anthem Board of Directors recommends against the Anthem Alternative Transaction reaffirms the Anthem Recommendation in connection with such action, (II) making any disclosure to the shareholders of Anthem if the Anthem Board of Directors determines in good faith, after consultation with its outside legal counsel, that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law or (III) informing any Person of the existence of the provisions contained in this Section 5.1; provided, however, that neither the Anthem Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 5.1(c), effect any Change in Anthem Recommendation; it being understood that a “stop, look and listen” communication to the shareholders of Anthem pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of Anthem) shall not be deemed to be or constitute a Change in Anthem Recommendation.

(d)        Notwithstanding anything else contained in this Agreement, if Anthem reasonably believes that (i) it is necessary to postpone or adjourn the Anthem Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of Anthem within a reasonable amount of time in advance of the Anthem Shareholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Anthem Shareholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Anthem Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Anthem Shareholders Meeting, then Anthem, after consultation with Cigna, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Anthem Shareholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Anthem Shareholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Anthem Shareholders Meeting is then scheduled to be held, Anthem delivers a notice of an intent to make a Change in Anthem Recommendation, Cigna may direct Anthem to postpone the Anthem Shareholders Meeting for up to six Business Days and Anthem shall promptly, and in any event no later than the next Business Day, postpone the Anthem Shareholders Meeting in accordance with Cigna’s direction, subject to Anthem’s right to postpone the Anthem Shareholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e)        Notwithstanding anything else contained in this Agreement, if Cigna reasonably believes that (i) it is necessary to postpone or adjourn the Cigna Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Cigna within a reasonable amount of time in advance of the Cigna Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the Cigna Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient shares of Cigna Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Cigna Stockholders Meeting, then Cigna, after consultation with Anthem, may postpone or adjourn, or make one or more successive postponements or adjournments of, the Cigna Stockholders Meeting, as long as, in the case of any postponement or adjournment under clause (ii) of this sentence, the date of the Cigna Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days. In the event that during the five Business Days prior to the date that the Cigna Stockholders Meeting is then scheduled to be held, Cigna delivers a notice of an intent to make a Change in Cigna Recommendation, Anthem may direct Cigna to postpone the Cigna Stockholders Meeting for up to six Business Days and Cigna shall promptly, and in any event no later than the next Business Day, postpone the Cigna Stockholders Meeting in accordance with Anthem’s direction, subject to Cigna’s right to postpone the Cigna Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(f)        During the term of this Agreement, Cigna shall not take any actions to exempt any Person other than Anthem and Merger Sub from the threshold restrictions on Cigna Common Stock ownership or any other antitakeover provision in Cigna’s certificate of incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Cigna Alternative Transaction.

(g)        During the term of this Agreement, Anthem shall not take any actions to exempt any Person from the threshold restrictions on Anthem Common Stock ownership or any other antitakeover provision in Anthem’s articles of incorporation, or make any state takeover statute (including any Indiana state takeover statute) or similar statute inapplicable to any Anthem Alternative Transaction.

(h)        Anthem and Cigna shall each use its reasonable best efforts to hold the Anthem Shareholders Meeting and the Cigna Stockholders Meeting as soon as practicable after the date of this Agreement and as closely together in time as practicable and, to the extent possible, on the same date.

5.2        Access to Information.  Upon reasonable notice, each of Anthem and Cigna shall (and shall cause each of its Subsidiaries to) afford to the other party hereto and its officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers, employees and consultants as the other party may reasonably request and, during such period, each of Anthem and Cigna shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the parties (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that, in such party’s reasonable judgment, (i) providing such access would violate such party’s (or any of its Subsidiary’s) obligations under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) providing such access would result in the waiver of any attorney-client privilege (provided that the withholding party shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege) or (iii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or its Subsidiaries requires such party or its Subsidiaries to restrict access to such properties or information. Each party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Amended and Restated Mutual Non-Disclosure Agreement, dated as of August 6, 2014, between Anthem and Cigna (the “Confidentiality Agreement”). Any investigation by Anthem or Cigna shall not affect the representations and warranties of Cigna or Anthem, respectively.

5.3        Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement (including Section 5.3(c)), each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof (including Section 5.3(c)), each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)        Without limiting the foregoing, but subject to Section 5.3(c), the reasonable best efforts of Anthem and Cigna shall include Anthem and its Affiliates and Cigna and its Affiliates taking any and all actions necessary to avoid each and every impediment under the HSR Act, any Healthcare Law, antitrust law, insurance law or other applicable law that may be asserted by or on behalf of any Governmental Entity with respect to this Agreement, the Mergers and the other transactions contemplated hereby or that arises under or relates to any contracts between either Cigna or Anthem and any Governmental Entity, so as to enable the Closing to occur as promptly as practicable, including any of the following actions requested by or on behalf of any Governmental Entity, or necessary or appropriate to (I) obtain all Necessary Consents; (II) resolve any objections that may be asserted by or on behalf of any Governmental Entity with respect to the Mergers and the other transactions contemplated hereby; and (III) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the Mergers and the other transactions contemplated hereby:

     (i)        comply with all restrictions and conditions, if any, imposed, compelled, required or requested by any Governmental Entity in connection with granting any Necessary Consent of any such Governmental Entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any Healthcare Laws, insurance laws or other applicable laws including: (I) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Anthem or any of its Affiliates (including Cigna or any of its Subsidiaries), (II) taking or committing to take such other actions that may limit or impact Anthem’s or any of its Subsidiaries’ or Affiliates’ (including Cigna’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Anthem’s or any of its Subsidiaries’ or Affiliates’ (including Cigna’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets and (III) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Mergers and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity;

     (ii)        agree to (I) enter into, suspend, amend or terminate any contract or other business relationship of Anthem or any of its Subsidiaries or Affiliates or Cigna or any of its Subsidiaries or Affiliates (including any contract with any Governmental Entity) and (II) any additional obligations relating to any contract imposed by any Governmental Entity, in each case in connection with granting any Necessary Consent of any such Governmental Entity or in connection with the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws or any clearance under any Healthcare Laws, insurance laws or other applicable laws; and

     (iii)        oppose fully and vigorously (I) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement, the Mergers or the other transactions contemplated hereby and (II) any request for, or the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the Mergers and the other transactions contemplated hereby, including, in the case of either clause (I) or clause (II) by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

(c)        Nothing contained in this Section 5.3 or in any other provision of this Agreement shall be construed as requiring Anthem to agree to any terms or conditions that would (i) impose any limitations on Anthem’s ownership or operation of all or any portion of its or Cigna’s, or any of their respective Subsidiaries’, businesses or assets, or compel Anthem or any of its Subsidiaries to dispose of or hold separate all or any portion of its or Cigna’s, or any of their respective Subsidiaries’, businesses or assets, (ii) impose any limitations on the ability of Anthem to acquire or hold or to exercise full rights of ownership of Cigna Common Stock, (iii) impose any obligations on Anthem or any of its Subsidiaries or Cigna or any of its Subsidiaries in respect of or relating to Anthem’s or any of its Subsidiaries’ or Cigna’s or any of its Subsidiaries’ facilities, operations, places of business, employment levels, products or businesses, (iv) require Anthem or any of its Subsidiaries or Cigna or any of its Subsidiaries to make any payments or (v) impose any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, which, in the case of any such term or condition described in clauses (i) through (v) above, would have, or would reasonably be expected to have, individually or in the aggregate with all other such terms and conditions, a material adverse effect on Anthem, Cigna and their respective Subsidiaries, taken as a whole, after giving effect to the Mergers, including the synergies expected to be realized from the Mergers (a “Burdensome Term or Condition”) (it being agreed that, for purposes of determining whether any such term or condition would be a Burdensome Term or Condition, impacts on the synergies expected to be realized from the Mergers that are publicly disclosed by either Anthem or Cigna in accordance with this Agreement shall be taken into account).

(d)        In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (but, in any event, no more than twenty (20) Business Days following the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

(e)        In furtherance and not in limitation of the foregoing, the parties agree that each party shall as promptly as practicable make such filings with Governmental Entities as are required in connection with this Agreement and the transactions contemplated hereby on its respective behalf. Anthem and Cigna agree that Anthem (in consultation with Cigna) shall make and control the “Form A” filings and, to the extent practicable, the other regulatory filings required to be made with the domiciliary insurance or managed health care regulator of each Subsidiary of Cigna that is an insurance company or health maintenance organization (or similar entity). Subject to applicable law, Anthem and Cigna shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the “Form A” filings or other regulatory filings from each applicable Governmental Entity, and prior to submitting any filing, substantive written communication, correspondence or other information or response by such party or any or its representatives, on the one hand, to any Governmental Entity, or members of the staff of any Governmental Entity, on the other hand, subject to Section 5.2, the submitting party shall permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the comments of the other party provided in a timely manner, in connection with any such filing, communication, correspondence, information or response. Anthem, in consultation with Cigna, shall take the lead in coordinating communications with any Governmental Entity and developing strategy for responding to any investigation or other inquiry by any Governmental Entity related to any of the Necessary Consents. Subject to Section 5.2 and the terms and conditions of the Confidentiality Agreement, Anthem and Cigna shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. To the extent practicable under the circumstances, none of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry related to the Mergers unless it consults with the other party in advance and, where permitted, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 5.3(e) to the extent that such compliance would be prohibited by applicable law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Necessary Consent or enter into any agreement with any Governmental Entity not to consummate the Mergers and the other transactions contemplated hereby, except with the prior written consent of the other party hereto.

(f)        Neither Cigna nor Anthem shall, and each of them shall cause its Affiliates not to directly or indirectly, enter into, amend or terminate any contract, or acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Necessary Consent or the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Mergers and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) prohibit or prevent or materially delay the consummation of the Mergers and the other transactions contemplated hereby.

(g)        Notwithstanding anything in this Section 5.3 or any other provision in this Agreement to the contrary, in no event shall (i) Anthem or any Anthem Subsidiary, on the one hand, or Cigna or any Cigna Subsidiary, on the other hand, be required to agree to take any action that is not conditioned upon the consummation of the Merger or (ii) Cigna or any Cigna Subsidiary agree to any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action in connection with the obtaining of any Necessary Consent without the prior written consent of Anthem (which consent shall not be withheld, delayed or conditioned if doing so would be inconsistent with Anthem’s obligations under this Section 5.3).

5.4        No Solicitation of Transactions.

(a)        (i) Cigna agrees that, during the term of this Agreement, it shall not, and it shall cause its Subsidiaries and its and their respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any Cigna Alternative Transaction, or negotiate or otherwise engage in discussions with any Person (other than Anthem, Merger Sub, or their respective directors, officers, employees, agents and representatives) with respect to any Cigna Alternative Transaction, or approve, recommend or authorize any Cigna Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Cigna Alternative Transaction or requiring it to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement; provided that, at any time prior to receipt of the Required Cigna Vote (and in no event after receipt of the Required Cigna Vote), Cigna may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for a Cigna Alternative Transaction that was not solicited after the date of this Agreement, if and so long as the Board of Directors of Cigna determines in good faith after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law and determines in good faith that such a proposal is, or would reasonably be expected to lead to, a Cigna Superior Proposal.

(ii) Cigna shall notify Anthem promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Anthem a summary of the material terms of such proposal or offer for a Cigna Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for a Cigna Alternative Transaction, Cigna shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Cigna’s ability to consummate the transactions contemplated by this Agreement). Cigna agrees that it will keep Anthem informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Anthem a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(iii) Cigna agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Cigna Alternative Transaction (and promptly terminate all physical and electronic data room access previously granted to any such Third Party) and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b)        (i) Anthem agrees that, during the term of this Agreement, it shall not, and it shall cause its Subsidiaries and its and their respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any Anthem Alternative Transaction, or negotiate or otherwise engage in discussions with any Person (other than Cigna, Merger Sub, or their respective directors, officers, employees, agents and representatives) with respect to any Anthem Alternative Transaction, or approve, recommend or authorize any Anthem Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Anthem Alternative Transaction or requiring it to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement; provided that, at any time prior to receipt of the Required Anthem Vote (and in no event after receipt of the Required Anthem Vote), Anthem may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Anthem Alternative Transaction that was not solicited after the date of this Agreement, if and so long as the Board of Directors of Anthem determines in good faith after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Indiana law and determines in good faith that such a proposal is, or would reasonably be expected to lead to, an Anthem Superior Proposal.

(ii) Anthem shall notify Cigna promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Cigna a summary of the material terms of such proposal or offer for an Anthem Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for an Anthem Alternative Transaction, Anthem shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Anthem’s ability to consummate the transactions contemplated by this Agreement). Anthem agrees that it will keep Cigna informed, on a prompt basis, of the status and material terms of any such proposals or offers and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Cigna a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(iii) Anthem agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Anthem Alternative Transaction (and promptly terminate all physical and electronic data room access previously granted to any such Third Party) and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

5.5        Employee Benefits Matters.

(a)        Continuation of Benefits.    From the Effective Time until December 31st of the year following the year in which the Closing Date occurs (the “Continuation Period”), the Surviving Entity shall provide compensation and benefits (excluding equity-based compensation) to each current and former employee of Cigna and its Subsidiaries (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining, works council or similar agreement and shall be provided in accordance with such collective bargaining, works council or similar agreement) that are substantially comparable in the aggregate to those provided to such current or former employee of Cigna and its Subsidiaries as of the Effective Time; provided that each such employee’s annual base salary (or wage rate) and severance benefits shall be no less favorable than those provided to such employee as of the Effective Time and each such employee shall be eligible to receive equity-based compensation from Anthem on a basis that is comparable to similarly situated employees of Anthem and its Subsidiaries (including the Surviving Entity and its Subsidiaries). Cigna agrees to take, or cause to be taken, the actions described on Section 5.5(a) of the Cigna Disclosure Letter.

(b)        Pre-Existing Limitations; Service Credit.    With respect to any Benefit Plans in which any employees of Cigna or its Subsidiaries first become eligible to participate, on or after the Effective Time (the “New Cigna Plans”), Anthem shall use commercially reasonable efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of Cigna or its Subsidiaries under any health and welfare New Cigna Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Cigna Plan shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Cigna Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled under the Benefit Plans of Cigna immediately prior to the effective time of coverage in the New Cigna Plans, and (B) recognize service of present or former employees of Cigna or its Subsidiaries (or otherwise credited by Cigna or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits, but not for benefit accrual purposes) in any New Cigna Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the applicable Cigna Benefit Plans; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c)        Unless the Board of Directors of Cigna has effected a Cigna Change in Recommendation, prior to making any written or oral communications to the directors, officers or employees of Cigna or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, (i) Cigna shall provide Anthem with a copy of the intended communication, (ii) Anthem shall have a reasonable period of time to review and comment on the communication, and (iii) Anthem and Cigna shall cooperate in providing any such mutually agreeable communication.

(d)        Anthem hereby acknowledges that the consummation of the transactions contemplated by this Agreement shall constitute a “change in control” or “change of control” for purposes of any Cigna Plan that contains a definition of “change in control” or “change of control” or similar term, as applicable. From and after the Effective Time, Anthem and its Subsidiaries (including the Surviving Entity and its Subsidiaries) shall honor all Cigna Plans in accordance with their terms as in effect immediately prior to the Effective Time (it being understood that this Section 5.5 shall not be deemed to prohibit Anthem, Cigna or any of their Subsidiaries from amending, modifying, replacing or terminating such plans in accordance with their terms).

(e)        Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Cigna Plan, (ii) prevent Anthem from amending or terminating any of its benefit plans or, after the Effective Time, any Cigna Plan in accordance their terms, (iii) prevent Anthem, after the Effective Time, from terminating the employment of any Cigna employee, or (iv) create any third-party beneficiary rights in any employee of Cigna or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining, works council or similar representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee by Anthem or Cigna or under any benefit plan which Anthem or Cigna may maintain.

5.6        Directors’ and Officers’ Indemnification and Insurance.

(a)        For six years after the Effective Time Anthem shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless the present and former directors, officers and employees of Cigna and its Subsidiaries (the “Indemnified Persons”) for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnified Person is or was an officer, director or employee of Cigna or its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof (provided, that an Indemnified Person shall repay Anthem or the Surviving Entity for any expenses incurred by Anthem or the Surviving Entity in connection with the indemnification of such Indemnified Person pursuant to this Section 5.6 if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such Indemnified Person did not meet the standard of conduct necessary for indemnification by Anthem or the Surviving Entity as set forth in Cigna’s certificate of incorporation, bylaws or indemnification agreements, if any, in existence on the date hereof (or the corresponding organizational documents of any Subsidiary of Cigna, as applicable)), in each case to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by Cigna pursuant to Cigna’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof (or the corresponding organizational documents of any Subsidiary of Cigna, as applicable) and (ii) purchase as of the Effective Time a “tail” policy to the current policy of directors’ and officers’ liability insurance maintained by Cigna, which tail policy shall be reasonably acceptable to Cigna and shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain substantially the same terms and conditions as, the coverage currently provided by such current policy; provided, however, that in no event shall Anthem be required to expend, for the entire tail policy, in excess of 450% of the annual premium currently paid by Cigna for its current policy of directors’ and officers’ liability insurance as set forth on Section 5.6(a) of the Cigna Disclosure Letter (the “Maximum Amount”); and, provided, further that, if the premium of such insurance coverage exceeds the Maximum Amount, Anthem, after consultation with Cigna, shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount.

(b)        Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.6 shall, upon learning of any such claim, action, suit, proceeding or investigation, promptly notify Anthem and the Surviving Entity thereof, but the failure to so notify shall not relieve the Surviving Entity of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Anthem or the Surviving Entity shall have the right to assume the defense thereof and neither Anthem nor the Surviving Entity shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Anthem or the Surviving Entity elects not to assume such defense or counsel or the Indemnified Person advises that there are issues that raise conflicts of interest between Anthem or the Surviving Entity (on the one hand) and the Indemnified Person (on the other hand), the Indemnified Person may retain counsel satisfactory to it, and Anthem shall, and shall cause the Surviving Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; provided, however, the Surviving Entity shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Anthem nor the Surviving Entity shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that neither Anthem nor the Surviving Entity shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

(c)        Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)        The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.

(e)        In the event that Anthem, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Anthem or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

5.7        Notification of Certain Matters.    Anthem and Cigna shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving party from any Third Party alleging that the consent or approval of such Third Party is or may be required in connection with the Mergers and the other transactions contemplated by this Agreement and such consent would (in the good faith determination of such party) reasonably be expected to (A) prevent or materially delay the consummation of the Mergers or the other transactions contemplated by this Agreement or (B) be material to Anthem or Cigna; (ii) receipt of any material notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Mergers and the other transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Mergers or the other transactions contemplated hereby or (B) result in the failure of any condition to the Mergers set forth in Article VI to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies of Cigna or Anthem available hereunder and no information delivered pursuant to this Section 5.7 shall update any section of the Cigna Disclosure Letter or the Anthem Disclosure Letter or shall affect the representations or warranties of the parties hereunder

5.8        Public Announcements.    Except with respect to, or following, any Change in Cigna Recommendation or Change in Anthem Recommendation, in each case, made in accordance with the terms of this Agreement, and except to the extent disclosed in or consistent with the Joint Proxy Statement or the Form S-4 in accordance with Section 5.1 or any press release or other public statement previously issued in accordance with this Section 5.8, Cigna and Anthem shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law or the rules of the NYSE (or any other securities market). Cigna and Anthem agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties. The restrictions set forth in this Section 5.8 shall not apply to any release or public statement issued or made in connection with any dispute between the parties regarding the Agreement, the Mergers or the other transactions contemplated hereby.

5.9        Listing of Shares of Anthem Common Stock.    Prior to the Closing Date, Anthem shall use its reasonable best efforts to cause the shares of Anthem Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance. Cigna shall use its reasonable best efforts to cooperate with Anthem in connection with the foregoing, including by providing information reasonably requested by Anthem in connection therewith.

5.10        Integration Committee.    Promptly following execution of this Agreement, the parties shall establish a transition planning team (the “Integration Committee”). Subject to applicable law, the Integration Committee shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Anthem and Cigna after the Closing. Subject to applicable law, the Integration Committee shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses.

5.11        Tax-Free Reorganization Treatment.

(a)          Each of Anthem and Cigna shall use their reasonable best efforts to cause the Mergers, taken together, to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not take or fail to take, or permit any of their Subsidiaries to take or fail to take, any action which action or failure to act would reasonably be expected to prevent (a) the qualification of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code or (b) the receipt of the 368 Opinions. Unless required by law, each of Anthem, Merger Sub and Cigna shall not file any Tax Return or take any position inconsistent with the treatment of the Mergers as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their reasonable best efforts to obtain the 368 Opinions.

(b)          Cigna shall use its reasonable best efforts to deliver to Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Cigna (“Cigna’s Counsel”), and White & Case LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Anthem (“Anthem’s Counsel”), a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of Cigna, containing representations of Cigna, and Anthem shall use its reasonable best efforts to deliver to Cigna’s Counsel and Anthem’s Counsel a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 is declared effective by the SEC) and signed by an officer of Anthem, containing representations of Anthem (collectively, the “Tax Representation

Letters”), in each case as reasonably necessary and appropriate to enable Cigna’s Counsel to render the Cigna 368 Opinion and Anthem’s Counsel to render the Anthem 368 Opinion.

5.12        Takeover Statutes.    Each of Cigna and Anthem and their respective Boards of Directors shall use their respective reasonable best efforts to (a) take all actions necessary to ensure that no takeover statute or similar statute or regulation of any state is or becomes applicable to this Agreement, the Mergers or any other transactions contemplated by this Agreement and (b) if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Mergers or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated by this Agreement.

5.13        Stockholder Litigation.    In the event that any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought against Cigna and/or its directors by security holders of Cigna, Cigna shall promptly notify Anthem of such litigation and shall keep Anthem informed on a current basis with respect to the status thereof. Cigna shall give Anthem the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against Cigna and/or its directors by security holders of Cigna and no such settlement shall be agreed to by Cigna or any Cigna Subsidiary without Anthem’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought against Anthem and/or its directors by security holders of Anthem, Anthem shall promptly notify Cigna of such litigation and shall keep Cigna informed on a current basis with respect to the status thereof. Anthem shall give Cigna the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against Anthem and/or its directors by security holders of Anthem and no such settlement shall be agreed to by Anthem or any Anthem Subsidiary without Cigna’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.14        Financing.   (a) Each of Anthem and Cigna shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing and related transactions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (or with other terms and conditions agreed by Anthem, Cigna and the Financing Parties), (ii) satisfy (or obtain a waiver of) on a timely basis all conditions to obtaining the Financing set forth therein, (iii) consummate the Financing at or prior to the Closing and (iv) with respect to Anthem, enforce its rights under the Commitment Letter and the definitive agreements relating to the Financing.

(b)          Notwithstanding Section 5.14(a), Anthem shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter, or enter into other financing arrangements as an alternative to the Financing; provided that Anthem shall not enter into any such amendment, supplement, modification, waiver or alternative if such amendment, supplement, modification, waiver or alternative imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter, in a manner that would (i) materially and adversely affect the ability of Anthem to fund its obligations when due under this Agreement or (ii) materially and adversely affect the ability of Anthem to enforce its rights under the terms of the

Commitment Letter or the definitive agreements with respect thereto; provided, further, that Anthem may amend the Commitment Letter or the definitive agreements with respect thereto to add additional lenders, arrangers, bookrunners, and agents or in a manner that would not materially adversely affect the ability of Anthem to fund its obligations when due under this Agreement.

(c)        Anthem and Cigna shall, and shall cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing.

(d)        Each of Anthem and Cigna shall give the other party prompt written notice (i) of any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter or definitive documents related to the Financing of which such party becomes aware and (ii) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability to obtain all or any portion of the Financing contemplated by the Commitment Letter.

(e)        If Anthem or Cigna becomes aware that any portion of the Financing becomes unavailable on the terms and conditions contained in the Commitment Letter, each of Anthem and Cigna shall use its reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Mergers as promptly as practicable following the occurrence of such event; provided, however, that such replacement commitment shall not, without the prior written consent of each of Anthem and Cigna (which shall not be unreasonably withheld, conditioned or delayed), be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Commitment Letter that would be reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

(f)        Each of Anthem and Cigna shall use its respective reasonable best efforts to, and to cause their respective representatives to, on a timely basis, provide all reasonable cooperation requested by other party or the Financing Parties that is reasonably necessary and customary to assist in connection with obtaining the Financing if such requested cooperation does not unreasonably interfere with the ongoing operations of Anthem or Cigna, as applicable. Without limiting the generality of the foregoing, such cooperation shall in any event include using reasonable best efforts with respect to: (i) participating in a reasonable number of meetings and drafting sessions, and participating in reasonable and customary due diligence, (ii) furnishing the Financing Parties with such financial and other pertinent information as may be reasonably requested to consummate the Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and applicable to a registration statement under the Securities Act on Form S-3, including delivery of (A) audited consolidated balance sheets and related audited statements of income, stockholders’ equity and cash flows of Cigna for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date and (B) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of Cigna for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, (iii) assisting the Financing Parties in the preparation of (I) an offering document for any portion of the Financing and (II) materials for rating agency presentations and providing customary authorization letters related thereto, (iv) obtaining customary financing accountants’ comfort letters and consents of accountants from Cigna’s independent public accounting firm for use of their reports in any materials relating to the Financing and in connection with any filings required to be made by Anthem pursuant to the Securities Act (including any registration statement) relating to the Financing and (v) reasonably cooperating with the marketing efforts for any portion of the Financing. For purposes of clauses (f) and (g) of this Section 5.14 only, “Financing” shall include the financings expressly contemplated pursuant to the Commitment Letter, including any issuance(s) of Takeout Securities and Term Facilities (as both terms are defined in the Commitment Letter).

(g)          Anthem shall indemnify and hold harmless Cigna, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith. Nothing in this Section 5.14 shall require (i) cooperation from Cigna or any Cigna Subsidiary to the extent it would unreasonably interfere with the ongoing operation of Cigna and its Subsidiaries, (ii) Cigna or any Cigna Subsidiary to commit to any liability or obligation that is not conditioned upon the consummation of the Mergers and (iii) any materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations) and similar marketing documents required in connection to the Financing to be issued in the name of Cigna or any of its Subsidiaries.

(h)          Notwithstanding anything to the contrary contained in this Agreement, Anthem expressly acknowledges and agrees that the obligations of Anthem and Merger Sub hereunder are not conditioned in any manner upon Anthem or Merger Sub obtaining any financing. The failure, for any reason, other than as a result of any material breach of this Agreement by Cigna, of Anthem or Merger Sub to have sufficient cash available on the date that the Closing is required to occur pursuant to Section 1.2 or the failure to pay the aggregate Cash Consideration on the date that the Closing is required to occur pursuant to Section 1.2 shall constitute a Willful Breach of this Agreement by Anthem and Merger Sub.

(i)          None of the Financing Parties shall have any liability to Cigna or any Person that is an Affiliate of Cigna prior to giving effect to the Merger relating to or arising out of this Agreement or the Financing, whether at law or in equity, in contract, in tort or otherwise, and neither Cigna nor any Person that is an Affiliate of Cigna prior to giving effect to the Merger shall have any rights or claims directly against any of the Financing Parties hereunder or thereunder.

5.15        Indentures.   Cigna shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of each indenture relating to Cigna’s 5.375% Notes due 2017, 6.35% Notes due 2018, 4.375% Notes due 2020, 5.125% Notes due 2020, 6.37% Notes due 2021, 4.5% Notes due 2021, 4% Notes due 2022, 7.65% Notes due 2023, 8.3% Notes due 2023, 3.25% Notes due 2025, 7.875% Debentures due 2027, 8.3% Step Down Notes due 2033, 6.15% Notes due 2036, 5.875% Notes due 2041 and 5.375% Notes due 2042 (the “Indentures”), to the trustee under any such Indenture, any notices, announcements, certificates or legal opinions required by any such Indenture to be provided in connection with the Mergers prior to the Effective Time. Anthem and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to any such trustee, and Cigna shall give reasonable and good faith consideration to any comments made by Anthem and its counsel.

ARTICLE VI

CONDITIONS PRECEDENT

6.1        Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of Anthem, Merger Sub and Cigna to effect the Merger are subject to the satisfaction or waiver (if permissible under applicable law) on or prior to the Closing Date of the following conditions:

(a)        No Injunctions or Restraints, Illegality.  (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Mergers (collectively, the “Legal Restraints”) and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the Mergers.

(b)        Government Consents.    (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) the Necessary Consents listed in Section 6.1(b) of the Anthem Disclosure Letter shall have been obtained and shall be in full force and effect, (iii) no Burdensome Term or Condition shall have been imposed or required as a condition to the receipt of any of the Necessary Consents and (iv) none of the Necessary Consents shall contain any Burdensome Term or Condition; provided, however, no party may rely on the failure of clause (iii) or (iv) of this condition to be satisfied if such party has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of clause (iii) or (iv) of this condition.

(c)        NYSE Listing.    The shares of Anthem Common Stock to be issued in the Merger shall have been approved for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance.

(d)        Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)        Cigna Stockholder Approval.    This Agreement shall have been adopted by the Required Cigna Vote at the Cigna Stockholders Meeting.

(f)        Anthem Shareholder Approval.    The Share Issuance shall have been approved by the Required Anthem Vote at the Anthem Shareholders Meeting.

6.2        Additional Conditions to Obligations of Anthem and Merger Sub.    The obligations of Anthem and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable law) by Anthem, on or prior to the Closing Date, of the following additional conditions:

(a)        Representations and Warranties.   (i) The representations and warranties of Cigna set forth in Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(ii)(A), Section 3.2(f) and Section 3.2(g) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date); (ii) the representations and warranties of Cigna set forth in Section 3.2(j)(ii) shall be true and correct as of the date of this Agreement; and (iii) the representations and warranties of Cigna (other than those set forth in clause (i) and clause (ii) above) set forth in this Agreement (in each case, except for Section 3.2(v), read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Anthem shall have received a certificate of the chief executive officer and the chief financial officer of Cigna to such effect.

(b)        Performance of Obligations of Cigna. Cigna shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Anthem shall have received a certificate of the chief executive officer and the chief financial officer of Cigna to such effect.

(c)        No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cigna. Anthem shall have received a certificate of the chief executive officer and the chief financial officer of Cigna to such effect.

6.3        Additional Conditions to Obligations of Cigna.    The obligations of Cigna to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable law) by Cigna, on or prior to the Closing Date, of the following additional conditions:

(a)        Representations and Warranties.      (i) The representations and warranties of Anthem set forth in Section 3.1(b), Section 3.1(c)(i), Section 3.1(c)(ii)(A), Section 3.1(f) and Section 3.1(g), and the representations and warranties of Anthem and Merger Sub set forth in Section 3.3(b), Section 3.3(c) and Section 3.3(d) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date); (ii) the representations and warranties of Anthem set forth in Section 3.1(j)(ii) shall be true and correct as of the date of this Agreement; and (iii) the representations and warranties of Anthem and Merger Sub (other than those set forth in clause (i) and clause (ii) above) set forth in this Agreement (in each case, except for Section 3.1(w), read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case as of such date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Cigna shall have received a certificate of the chief executive officer and the chief financial officer of Anthem to such effect.

(b)        Performance of Obligations of Anthem and Merger Sub.    Anthem and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Cigna shall have received a certificate of the chief executive officer and the chief financial officer of Anthem to such effect.

(c)        No Material Adverse Change.    At any time on or after the date of this Agreement there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem. Cigna shall have received a certificate of the chief executive officer and the chief financial officer of Anthem to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1        Termination.   This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Cigna and the shareholders of Anthem referred to in Sections 6.1(e) and 6.1(f), respectively:

(a)        By mutual written consent of Anthem, Merger Sub and Cigna;

(b)        By either Anthem or Cigna, if the Merger shall not have been consummated on or before January 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Merger to have been consummated by the Termination Date; provided, further, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 6.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint) and Section 6.1(b), the Termination Date may be extended by Anthem or Cigna, by written notice to the other party, to a date not later than April 30, 2017;

(c)        By Anthem, if the Board of Directors of Cigna (i) shall fail to make the Cigna Recommendation referred to in Section 5.1(b) or shall fail to include in the Joint Proxy Statement the Cigna Recommendation, (ii) shall effect a Change in Cigna Recommendation, (iii) authorizes, approves or recommends to Cigna’s stockholders, or otherwise authorizes, approves or publicly recommends, a Cigna Alternative Transaction or (iv) shall fail to publicly confirm the Cigna Recommendation within ten Business Days after a written request (which request must be reasonable under the circumstances) by Anthem that it do so following Cigna’s receipt of a Cigna Alternative Transaction;

(d)        By Cigna, if the Board of Directors of Anthem (i) shall fail to make the Anthem Recommendation referred to in Section 5.1(c) or shall fail to include in the Joint Proxy Statement the Anthem Recommendation, (ii) shall effect a Change in Anthem Recommendation, (iii) authorizes, approves or recommends to Anthem’s shareholders, or otherwise authorizes, approves or publicly recommends, an Anthem Alternative Transaction or (iv) shall fail to publicly confirm the Anthem Recommendation within ten Business Days after a written request (which request must be reasonable under the circumstances) by Cigna that it do so following Anthem’s receipt of an Anthem Alternative Transaction;

(e)        By either Anthem or Cigna, if the required approval of the stockholders of Cigna of the adoption of this Agreement shall not have been obtained by reason of the failure to obtain the Required Cigna Vote at the Cigna Stockholders Meeting or at any adjournment or postponement thereof;

(f)        By either Anthem or Cigna, if the required approval of the shareholders of Anthem of the Share Issuance shall not have been obtained by reason of the failure to obtain the Required Anthem Vote at the Anthem Shareholders Meeting or at any adjournment or postponement thereof;

(g)        By either Anthem or Cigna, if the condition set forth in Section 6.1(a) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(g) shall not be available to any party that has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(h)        By Cigna, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Anthem or Merger Sub contained in this Agreement or any representation or warranty of Anthem or Merger Sub shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured prior to the Closing Date by Anthem or is not cured within 30 days of notice of such breach;

(i)        By Anthem, if prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Cigna contained in this Agreement or any representation or warranty of Cigna shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured prior to the Closing Date by Cigna or is not cured within 30 days of notice of such breach;

(j)        By Cigna, if there shall have been a material breach by Anthem of Section 5.1(c) or Section 5.4(b);

(k)        By Anthem, if there shall have been a material breach by Cigna of Section 5.1(b) or Section 5.4(a);

(l)        By Cigna, provided that Cigna has complied with its obligations under Section 5.1(b) and Section 5.4(a), at any time prior to obtaining the Required Cigna Vote at the Cigna Stockholders Meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for a Cigna Alternative Transaction that constitutes a Cigna Superior Proposal, if prior to or concurrently with such termination, Cigna pays the Cigna Termination Fee (as defined in Section 7.3(a)) due under Section 7.3(a); and

(m)        By Anthem, provided that Anthem has complied with its obligations under Section 5.1(c) and Section 5.4(b), at any time prior to obtaining the Required Anthem Vote at the Anthem Shareholders Meeting or any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an Anthem Alternative Transaction that constitutes an Anthem Superior Proposal, if prior to or concurrently with such termination, Anthem pays the Anthem Termination Fee (as defined in Section 7.3(b)) due under Section 7.3(b).

7.2        Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.2, and all of the provisions of this Section 7.2 and Section 7.3, and there shall be no liability on the part of any party hereto; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of (i) any fraud by any party, (ii) the Willful Breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the Willful Breach of any covenant or agreement set forth in this Agreement.

7.3        Fees and Expenses.

(a)        If this Agreement is terminated pursuant to:

     (i)        Section 7.1(c) (or Section 7.1(b) or Section 7.1(e) at any time after Anthem would have been permitted to terminate this Agreement pursuant to Section 7.1(c)) or Section 7.1(k);

     (ii)        Section 7.1(b) and (x) a vote of the stockholders of Cigna contemplated by this Agreement at the Cigna Stockholders Meeting to obtain the Required Cigna Vote has not occurred and (y) a proposal with respect to a Cigna Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement;

     (iii)        Section 7.1(e), if a proposal with respect to a Cigna Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of the Cigna Stockholders Meeting; or

     (iv)        Section 7.1(l).

then, (x) in the case of a termination contemplated by Section 7.3(a)(i), Cigna shall pay to Anthem within two Business Days following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Anthem, in the amount of $1,850,000,000 (the “Cigna Termination Fee”), (y) in the case of termination contemplated by Section 7.3(a)(iv), Cigna shall pay to Anthem the Cigna Termination Fee on the date of termination of this Agreement and (z) in the case of a termination contemplated by Section 7.3(a)(ii) or Section 7.3(a)(iii), if Cigna, within 12 months after such termination either consummates a Cigna Alternative Transaction or enters into a definitive agreement to implement a Cigna Alternative Transaction, Cigna shall pay to Anthem the Cigna Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of clause (z) of this Section 7.3(a), each reference to “15%” in the definition of “Cigna Alternative Transaction” shall be deemed to be a reference to “50%.”

(b)        If this Agreement is terminated pursuant to:

     (i)         Section  7.1(d) (or Section 7.1(b) or Section 7.1(f) at any time after Cigna would have been permitted to terminate this Agreement pursuant to Section 7.1(d)) or Section 7.1(j);

     (ii)        Section 7.1(b) and (x) a vote of the shareholders of Anthem contemplated by this Agreement at the Anthem Shareholders Meeting to obtain the Required Anthem Vote has not occurred and (y) a proposal with respect to an Anthem Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement;

     (iii)        Section 7.1(f), if a proposal with respect to an Anthem Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of the Anthem Shareholders Meeting; or

     (iv)        Section 7.1(m).

then, (x) in the case of a termination contemplated by Section 7.3(b)(i), Anthem shall pay to Cigna within two Business Days following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Cigna, in the amount of $1,850,000,000 (the “Anthem Termination Fee”), (y) in the case of termination contemplated by Section 7.3(b)(iv), Anthem shall pay to Cigna the Anthem Termination Fee on the date of termination of this Agreement and (z) in the case of a termination contemplated by Section 7.3(b)(ii) or Section 7.3(b)(iii), if Anthem, within 12 months after such termination either consummates an Anthem Alternative Transaction or enters into a definitive agreement to implement an Anthem Alternative Transaction, Anthem shall pay to Cigna the Anthem Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of clause (z) of this Section 7.3(b), each reference to “15%” in the definition of “Anthem Alternative Transaction” shall be deemed to be a reference to “50%.”

(c)        If this Agreement is terminated pursuant to (i) Section 7.1(e) or (ii) Section 7.1(b) and, in the case of this clause (ii), (x) a vote of the stockholders of Cigna contemplated by this Agreement at the Cigna Stockholders Meeting to obtain the Required Cigna Vote has not occurred and (y) a proposal with respect to a Cigna Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement, then Cigna shall pay to Anthem a fee, by wire transfer in immediately available funds to an account specified by Anthem, in the amount of $600,000,000 (the “Cigna Expense Fee”). The Cigna Expense Fee due under this Section 7.3(c) shall be paid on the second Business Day immediately following the date of termination of this Agreement. In the event the Cigna Termination Fee is payable by Cigna after the time Cigna pays the Cigna Expense Fee pursuant to this Section 7.3(c), the amount of the Cigna Termination Fee payable by Cigna shall be reduced by the Cigna Expense Fee.

(d)        If this Agreement is terminated pursuant to (i) Section 7.1(f) or (ii) Section 7.1(b) and, in the case of this clause (ii), (x) a vote of the shareholders of Anthem contemplated by this Agreement at the Anthem Shareholders Meeting to obtain the Required Anthem Vote has not occurred and (y) a proposal with respect to an Anthem Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement, then Anthem shall pay to Cigna a fee, by wire transfer in immediately available funds to an account specified by Cigna, in the amount of $600,000,000 (the “Anthem Expense Fee”). The Anthem Expense Fee due under this Section 7.3(d) shall be paid on the second Business Day immediately following the date of termination of this Agreement. In the event the Anthem Termination Fee is payable by Anthem after the time Anthem pays the Anthem Expense Fee pursuant to this Section 7.3(d), the amount of the Anthem Termination Fee payable by Anthem shall be reduced by the Anthem Expense Fee.

(e)        In the event that this Agreement is terminated by either Anthem or Cigna (i) pursuant to Section 7.1(g), but only if the applicable Legal Restraint constitutes a Regulatory Restraint, or (ii) pursuant to Section 7.1(b) and, in the case of this clause (ii), at the time of such termination, all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than (x) Section 6.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint) or Section 6.1(b) and (y) conditions that by their nature are to be satisfied at the Closing, but that are capable of being satisfied if the Closing were to occur on the date of such termination), then Anthem shall pay to Cigna a fee, by wire transfer in immediately available funds to an account specified by Cigna, in the amount of $1,850,000,000 (the “Reverse Termination Fee”); provided, however, that no Reverse Termination Fee shall be payable pursuant to this Section 7.3(e) in the event that (A) the failure of the condition set forth in Section 6.1(a) (but only if the applicable Legal Restraint constitutes a Regulatory Restraint) or Section 6.1(b) to be satisfied is caused by Cigna’s Willful Breach of Section 5.3 or (B) Anthem has

waived the condition set forth in Section 6.1(b) and Cigna refuses to effect the Merger on the basis that the condition set forth in clause (iii) or (iv) of Section 6.1(b) has not been satisfied. The Reverse Termination Fee due under this Section 7.3(e) shall be paid on the second Business Day immediately following the date of termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, if Cigna receives the Reverse Termination Fee pursuant to this Section 7.3(e) and Anthem has not Willfully Breached any of its obligations under this Agreement, such payment shall be the sole and exclusive remedy of Cigna against Anthem and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and representatives and none of Anthem, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and if Cigna receives any payments from Anthem or Merger Sub in respect of any breach of this Agreement and thereafter Cigna receives the Reverse Termination Fee pursuant to this Section 7.3(e), the amount of such Reverse Termination Fee shall be reduced by the aggregate amount of such payments made by Anthem or Merger Sub in respect of any such breaches.

(f)        Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Anthem and Cigna shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such fees and expenses) incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement and (ii) the preparation and filing of any materials in connection with the HSR Act.

(g)        Each of Anthem and Cigna acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. If Cigna or Anthem fails to pay to Anthem or Cigna, as applicable, any amounts due under Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(d) or Section 7.3(e) in accordance with the terms hereof, Cigna or Anthem shall pay the costs and expenses (including reasonable legal fees and expenses) of Anthem or Cigna, as applicable, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(h)        Any amounts not paid when due pursuant to this Section 7.3 shall bear interest from the date such payment is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. In no event shall either party be obligated to pay more than one Cigna Termination Fee, Anthem Termination Fee or Reverse Termination Fee, as applicable, pursuant to this Section 7.3.

7.4        Procedure for Termination.  A termination of this Agreement pursuant to Section 7.1, shall, in order to be effective, require, in the case of Anthem or Cigna, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Anthem or the stockholders of Cigna.

ARTICLE VIII

GENERAL PROVISIONS

8.1        Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII).

8.2        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)         if to Anthem or Merger Sub, to

               Anthem, Inc.

               120 Monument Circle

               Indianapolis, Indiana 46204

               Attention:  General Counsel

               with a copy to

               White & Case LLP

               1155 Avenue of the Americas

               New York, New York 10036

Attention:	Daniel G. Dufner, Jr.
Michael A. Deyong
Facsimile:	(212) 354-8113

(b)         if to Cigna, to

               Cigna Corporation

               900 Cottage Grove Road

               Bloomfield, Connecticut

               Attention:  General Counsel

               with a copy to

               Cravath, Swaine & Moore LLP

               825 Eighth Avenue

               New York, New York 10019

Attention:	Erik R. Tavzel
Aaron M. Gruber
Facsimile:	(212) 474-3700

8.3        Interpretation.    When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to July 23, 2015. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any law defined or referred to in this Agreement means such law as from time to time amended, modified or supplemented, including by succession of any comparable successor statutes. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.4        Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5        Entire Agreement; No Third-Party Beneficiaries.

(a)        This Agreement, including the Anthem Disclosure Letter and the Cigna Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b)        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for (i) Section 5.6, (ii) the rights of the Financing Parties set forth in Section 5.14(i), Section 8.6(b), Section 8.6(c), Section 8.8, Section 8.11(c) and this Section 8.5(b) and (iii) the right of Cigna on behalf of its stockholders to seek equitable relief or to pursue damages suffered by Cigna (including claims for damages based on loss of the economic benefit of the Mergers to Cigna’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) in the event of the wrongful termination of this Agreement or Willful Breach of this Agreement by Anthem or Merger Sub (whether or not this Agreement has been terminated pursuant to Section 7.1), which right is hereby expressly acknowledged and agreed by Anthem and Merger Sub, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The third-party beneficiary rights referenced in clause (iii) of the immediately preceding sentence may be exercised only by Cigna (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of Cigna, and no stockholder of Cigna whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of Cigna, shall have any right or ability to exercise or cause the exercise of any such right.

8.6        Governing Law; Waiver of Jury Trial.

(a)        This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, except that the provisions of the DGCL and the IBCL shall govern the Mergers, as applicable.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

(c)        Notwithstanding anything in this Agreement to the contrary, each party acknowledges and agrees that any disputes involving the Financing Parties under or related to this Agreement or the facts and circumstances leading to its execution shall be governed by and construed in accordance with the internal laws of the State of New York.

8.7        Severability.   If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any law, or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.7 with respect thereto. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8        Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of Cigna and approval of the Share Issuance by the shareholders of Anthem, but, after any such adoption or approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or shareholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and there shall be made no amendment to Section 5.14(i), Section 8.5(b), Section 8.6(b), Section 8.6(c), Section 8.11(c) and this Section 8.8 that in any way materially adversely affects the rights of the Financing Parties without the prior written consent of the Financing Parties to such amendment.

8.9        Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. No extension or waiver by Anthem shall require the approval of the shareholders of Anthem unless such approval is required by law, and no extension or waiver by Cigna shall require the approval of the stockholders of Cigna unless such approval is required by law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.10        Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11        Submission to Jurisdiction; Waivers.   (a) Each of Cigna, Anthem and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement brought by another party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each party hereto irrevocably consents to the jurisdiction and venue in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 8.2 and Section 8.11(b) hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.

(b)        Each of Cigna, Anthem and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c)        Notwithstanding the foregoing, each of the parties agrees that it will not bring any action against the Financing Parties in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any court other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

8.12        Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (i) by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted and (ii) nothing contained in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.12 before exercising any termination right under Section 7.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 8.12 or anything contained in this Section 8.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

8.13        Definitions.   As used in this Agreement, the following terms have the following meanings:

“368 Opinions” means the Cigna 368 Opinion and the Anthem 368 Opinion.

“ACA Insurer Tax” means all taxes, assessments, charges, duties, fees, levies or other charge of a Governmental Entity under the authority of the Patient Protection and Affordable Care Act, Public Law 111-148, and the Health Care and Education Reconciliation Act, Public Law 111-152.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Anthem 368 Opinion” means the written opinion of Anthem’s Counsel, dated as of the Closing Date, to the effect that (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Anthem and Cigna each will be a party to such reorganization within the meaning of Section 368(b) of the Code.

“Anthem Alternative Transaction” means, whether or not proposed in writing, any of the following events (in each case in any single transaction or series of related transactions): (i) any tender offer or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Anthem or any of its Subsidiaries (any of the above, an “Anthem Business Combination Transaction”), with any Third Party; (ii) any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Subsidiaries or otherwise) to any Third Party of any business or assets of Anthem or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Anthem and its Subsidiaries, taken as a whole; (iii) any issuance, sale or other disposition, directly or indirectly, to any Third Party (or the shareholders of any Third Party) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Anthem; or (iv) any transaction (including any tender offer or exchange offer) in which a Third Party (or the shareholders of any Third Party) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of any class of equity securities of Anthem (including, for the avoidance of doubt, Anthem Common Stock) or of any resulting parent company of Anthem; it being understood and agreed that cash acquisitions permitted by Section 4.2(d) and transactions permitted by Section 4.2(f) are not Anthem Alternative Transactions for purposes of this definition.

“Anthem Business Combination Transaction” shall have the meaning set forth in the definition of the term “Anthem Alternative Transaction”.

“Anthem Intervening Event” means any event, fact, circumstance, development or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of Anthem and the Anthem Subsidiaries, taken as a whole or (ii) the stockholders of Anthem (including the benefits of the Mergers to the stockholders of Anthem) in either case that (a) is material, (b) was not known to Anthem’s Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to Anthem as of the date of this Agreement), (c) becomes known to Anthem’s Board of Directors prior to obtaining the Required Anthem Vote and (d) does not relate to or involve any Anthem Alternative Transaction; provided, however, that no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities (including Cigna Common Stock) of, Cigna or any of the Cigna Subsidiaries shall constitute an “Anthem Intervening Event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a Material Adverse Effect on Cigna; provided, further, that none of the following shall constitute an Anthem Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, or the consequences of any such action, and (ii) the receipt, existence or terms of an Anthem Alternative Transaction, or the consequences thereof.

“Anthem Superior Proposal” means a bona fide binding written proposal made to Anthem by any Third Party which did not result from a breach of Section 5.4(b) with respect to any Anthem Business Combination Transaction or any purchase or acquisition (a) involving more than 50% of the voting power of Anthem’s capital stock, (b) that is on terms that Anthem’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) would result in a transaction that, if consummated, is more favorable to Anthem’s shareholders from a financial point of view than the Merger and this Agreement (taking into account any proposal by Anthem to amend the terms of this Agreement); (c) with respect to which Anthem’s Board of Directors has in good faith taken into consideration the financial impact on Anthem’s shareholders of any reasonably anticipated delay in the closing of such transaction beyond the anticipated Closing Date of the Merger; (d) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at closing are subject to fully committed financing from recognized financial institutions; and (e) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed within a reasonable period of time on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“BCBSA” means the Blue Cross Blue Shield Association.

“BCBSA Licenses” means (i) the Blue Cross License Agreement by and between the BCBSA and Anthem and any related license agreements between the BCBSA and Anthem or any Anthem Subsidiary and (ii) the Blue Shield License Agreement by and between the BCBSA and Anthem and any related license agreements between the BCBSA and Anthem or any Anthem Subsidiary.

“BCBSA Rules” means the rules and regulations of the BCBSA.

“Benefit Plans” means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any vacation, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract), which is maintained or contributed to by such Person or any of its ERISA Affiliates, or with respect to which such Person or any of its ERISA Affiliates would reasonably be expected to incur any liability.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business Day” means any day on which banks are required or authorized by law to close in the City of New York.

“Cigna 368 Opinion” means the written opinion of Cigna’s Counsel, dated as of the Closing Date, to the effect that (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Anthem and Cigna each will be a party to such reorganization within the meaning of Section 368(b) of the Code.

“Cigna Alternative Transaction” means, whether or not proposed in writing, any of the following events (in each case in any single transaction or series of related transactions): (i) any tender offer or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving Cigna or any of its Subsidiaries (any of the above, a “Cigna Business Combination Transaction”), with any Third Party; (ii) any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Subsidiaries or otherwise) to any Third Party of any business or assets of Cigna or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Cigna and its Subsidiaries, taken as a whole; (iii) any issuance, sale or other disposition, directly or indirectly, to any Third Party (or the shareholders of any Third Party) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Cigna; or (iv) any transaction (including any tender offer or exchange offer) in which a Third Party (or the shareholders of any Third Party) shall acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of any class of equity securities of Cigna (including, for the avoidance of doubt, Cigna Common Stock) or of any resulting parent company of Cigna; it being understood and agreed that cash acquisitions permitted by Section 4.1(d) and transactions permitted by Section 4.1(f) are not Cigna Alternative Transactions for purposes of this definition.

“Cigna Business Combination Transaction” shall have the meaning set forth in the definition of the term “Cigna Alternative Transaction”.

“Cigna Intervening Event” means any event, fact, circumstance, development or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of Cigna and the Cigna Subsidiaries, taken as a whole or (ii) the stockholders of Cigna (including the benefits of the Mergers to the stockholders of Cigna) in either case that (a) is material, (b) was not known to Cigna’s Board of Directors as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to Cigna as of the date of this Agreement), (c) becomes known to Cigna’s Board of Directors prior to obtaining the Required Cigna Vote and (d) does not relate to or involve any Cigna Alternative Transaction; provided, however, that no event, fact, circumstance, development or occurrence that has had or would reasonably be expected to have an adverse effect on the business, financial condition or continuing results of operations of, or the market price of the securities (including Anthem Common Stock) of, Anthem or any of the Anthem Subsidiaries shall constitute a “Cigna Intervening Event” unless such event, fact, circumstance, development or occurrence has had or would reasonably be expected to have a Material Adverse Effect on Anthem; provided, further, that none of the following shall constitute a Cigna Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, or the consequences of any such action, and (ii) the receipt, existence or terms of a Cigna Alternative Transaction, or the consequences thereof.

“Cigna Superior Proposal” means a bona fide binding written proposal made to Cigna by any Third Party which did not result from a breach of Section 5.4(a) with respect to any Cigna Business Combination Transaction or any purchase or acquisition (a) involving more than 50% of the voting power of Cigna’s capital stock, (b) that is on terms that Cigna’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) would result in a transaction that, if consummated, is more favorable to Cigna’s stockholders from a financial point of view than the Merger and this Agreement (taking into account any proposal by Anthem to amend the terms of this Agreement); (c) with respect to which Cigna’s Board of Directors has in good faith taken into consideration the financial impact on Cigna’s stockholders of any reasonably anticipated delay in the closing of such transaction beyond the anticipated Closing Date of the Merger; (d) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at closing are subject to fully committed financing from recognized financial institutions; and (e) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed within a reasonable period of time on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Anthem in lieu of the Financing under the Commitment Letter, in connection with the Mergers and their respective Affiliates, including the parties to the Commitment Letter and any joinder agreements, underwriting agreements, purchase agreements or credit agreements relating thereto.

“good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution, and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

“Known” or “Knowledge” means, (i) with respect to Anthem, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.13(a) of the Anthem Disclosure Letter and (ii) with respect to Cigna, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.13(a) of the Cigna Disclosure Letter.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means, with respect to any Person, any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that no event, change, effect, development or occurrence shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse Effect, to the extent that such event, change, effect, development or occurrence results from or arises out of: (i) any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which such Person and any of its Subsidiaries operate, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (ii) any decline, in and of itself, in the market price or trading volume of the common stock of such Person or in its credit ratings (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iii) any general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent that such changes or conditions have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes or conditions have on others operating in the industries in which such Person and any of its Subsidiaries operate, (iv) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (v) the execution and delivery of this Agreement or the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with customers, providers, suppliers, partners or employees (it being understood that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vi) any change in any applicable rule, regulation, ordinance, statute or any other law of or by any Governmental Entity after the date hereof, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (vii) any change in GAAP or applicable statutory accounting principles (or authoritative interpretations thereof) after the date hereof, except to the extent that any such changes have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such changes have on others operating in the industries in which such Person and any of its Subsidiaries operate, (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that any such events have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such Person and any of its

Subsidiaries operate, or (ix) any hurricane, earthquake, tornado, flood or other natural disaster, except to the extent that any such events have a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to the effect such events have on others operating in the industries in which such Person and any of its Subsidiaries operate.

“the other party” means, with respect to Cigna, Anthem, and means, with respect to Anthem, Cigna.

“Permitted Liens” means (i) any liens for taxes (x) not yet due or (y) which are being or which will be contested in good faith by appropriate proceedings and for which provision has been made in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value or impair the continued use and operation of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Regulatory Restraint” means any Legal Restraint relating to (i) the HSR Act or any other antitrust laws, (ii) any Healthcare Laws or insurance laws or (iii) any BCBSA Licenses or BCBSA Rules.

“SEC” means the Securities and Exchange Commission.

“Second Merger Agreement” shall mean that certain agreement and plan of merger related to the Second Merger, the form of which is attached hereto as Exhibit A.

“Single-Employer Plan” shall mean any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Subsidiaries shall have a correlative meaning.

“Surviving Entity” means the Initial Surviving Corporation until such time that the Second Merger occurs, in which case Surviving Entity means the Surviving Corporation.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local, foreign and other income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, estimated, capital gains, alternative minimum, windfall profits, license, transfer and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing or maintenance of a Tax Return), including the ACA Insurer Tax, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

“Tax Return” means all returns, statements, forms, schedules, information returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes that are permitted or required to be filed with any Governmental Entity.

“Third Party” means any Person other than Anthem, Merger Sub, Cigna or any of their respective Subsidiaries or Affiliates.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement or as otherwise contemplated by the last sentence of Section 5.14(h).

8.14      Obligation of Anthem and Cigna.      Whenever this Agreement requires a Subsidiary of Anthem to take any action, such requirement shall be deemed to include an undertaking on the part of Anthem to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Cigna to take any action, such requirement shall be deemed to include an undertaking on the part of Cigna to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

*        *        *

[signature page follows]

IN WITNESS WHEREOF, Anthem, Merger Sub and Cigna have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.

By:

/s/ Joseph Swedish

	Name:	Joseph Swedish

	Title:	President and Chief Executive Officer

ANTHEM MERGER SUB CORP.

By:

/s/ R. David Kretschmer

	Name:	R. David Kretschmer

	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

CIGNA CORPORATION

By:

/s/ Thomas A. McCarthy

	Name:	Thomas A. McCarthy

	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Second Merger Agreement

AGREEMENT AND PLAN OF MERGER

of

CIGNA CORPORATION

a Delaware corporation

with and into

ANTHEM, INC.

an Indiana corporation

THIS AGREEMENT AND PLAN OF MERGER, entered into effective as of             , 20     (this “Agreement”), by and between Cigna Corporation, a Delaware corporation (“Cigna”), and Anthem, Inc., an Indiana corporation and sole stockholder of Cigna (“Anthem”).

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2015 (the “First Merger Agreement”), by and among Anthem, Anthem Merger Sub Corp., a Delaware corporation (“Predecessor”), and Cigna, immediately prior to the Effective Time (as defined below), Predecessor merged with and into Cigna, with Cigna continuing as the surviving corporation (the “First Merger”);

WHEREAS, Section 253 of the Delaware General Corporation Law (the “DGCL”) authorizes the merger of a subsidiary Delaware corporation with and into its parent foreign corporation, Section 23-1-40-7 of the Indiana Business Corporation Law (“IBCL”) authorizes the merger of a foreign corporation with and into an Indiana corporation, and Section 23-1-40-4 of the IBCL authorizes the merger of a subsidiary corporation with and into a parent corporation;

WHEREAS, Anthem and Cigna now desire to effect a merger of Cigna with and into Anthem (the “Second Merger”, and together with the First Merger, the “Mergers”), following which Anthem shall be the surviving corporation;

WHEREAS, pursuant to Section 1.1 of the First Merger Agreement, delivery of the 368 Opinions (as defined in the First Merger Agreement) is a condition to the Second Merger, and the 368 Opinions have been delivered in accordance therewith;

WHEREAS, pursuant to Section 23-1-40-4 and Section 23-1-40-7 of the IBCL and Section 253 of the DGCL, as applicable, the board of directors of Anthem has determined that the Second Merger, this Agreement and the transactions contemplated hereby is advisable and in the best interests of Anthem and its shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder and that this Agreement, taken together with the First Merger Agreement, shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

1

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.     The Merger. (a) Anthem and Cigna shall file or cause to be filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Indiana (together, the “Certificates of Merger”) and make all other filings or recordings required by Delaware and Indiana law in connection with the Second Merger. The Second Merger shall become effective on             , 20     upon filing the Certificates of Merger with the Secretary of State of the State of Indiana and the Secretary of State of the State of Delaware, as applicable (the “Effective Time”).

(b)      At the Effective Time, Cigna shall be merged with and into Anthem whereupon the separate existence of Cigna shall cease, and Anthem shall continue as the surviving corporation of the Second Merger (the “Surviving Corporation”) in accordance with the DGCL and the IBCL.

(c)      The Amended and Restated Articles of Incorporation (the “Articles”) and the By-Laws of Anthem as in effect immediately before the Effective Time shall be the Articles and the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2.     Treatment of Shares.   As of the Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation, (a) the shares of the capital stock of Anthem issued to the shareholders of Anthem shall remain issued and outstanding and unaffected by reason of the Second Merger and (b) each share of Cigna issued and outstanding immediately prior to the Effective Time shall from and after the Effective Time no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

SECTION 3.     Effect of Merger.   At the Effective Time, the Second Merger will have the effects set forth in the DGCL and the IBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Anthem and Cigna shall be vested in the Surviving Corporation, and all the debts, liabilities and duties of Anthem and Cigna shall be the debts, liabilities and duties of the Surviving Corporation, and any claim or judgment against Anthem and Cigna may be enforced against the Surviving Corporation in accordance with the DGCL and the IBCL.

SECTION 4.     Directors and Officers after the Merger.   At the Effective Time, the directors of Anthem immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the IBCL and until such director’s removal, death or resignation, or the election or appointment and qualification of such director’s successor, as the case may be. At the Effective Time, the officers of Anthem immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the IBCL and until the earlier of such officer’s removal, death or resignation, or the election or appointment and qualification of such officer’s successor, as the case may be.

SECTION 5.      Further Assurances.   If at any time Anthem shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of Cigna, or otherwise to carry out the provisions hereof, the proper representatives of Cigna as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to

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vest, perfect or convey title to such property or right in the Surviving Corporation, and otherwise to carry out the provisions hereof.

SECTION 6.     Termination.   This Agreement may be terminated and the Second Merger may be abandoned at any time prior to the filing of the Certificates of Merger by mutual written consent of Anthem and Cigna.

SECTION 7.     Effect of Termination.   If this Agreement is terminated pursuant to Section 6 hereof, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

SECTION 8.     Amendments; No Waivers.   (a) This Agreement may, subject to applicable law, be amended or waived prior to the filing of the Certificates of Merger only by an instrument in writing signed on behalf of each of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.     Successors and Assigns.   This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.   Governing Law.   This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, except that the provisions of the IBCL shall also govern the Second Merger. Anthem hereby irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any proceeding or enforcement of any obligation of any Delaware corporation, as well as for the enforcement of any obligations of Anthem, which process shall be mailed by the Secretary of State to Attention: General Counsel, 120 Monument Circle, Indianapolis, Indiana 46204.

SECTION 11.     Counterparts; Effectiveness.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

SECTION 12.     Descriptive Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 13.     Miscellaneous.   For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

[Remainder of page intentionally left blank; signature page to follow]

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IN WITNESS WHEREOF, Anthem and Cigna have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.

By:

Name:

Title:

CIGNA CORPORATION

By:

Name:

Title:

[Signature Page to Agreement and Plan of Merger (Second Merger)]

Exhibit B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CIGNA CORPORATION

1. The present name of the corporation is CIGNA CORPORATION (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 3, 1981 and the Corporation was originally incorporated under the name North American General Corporation. The original Certificate of Incorporation was restated in its entirety on October 26, 2011.

2. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

3. The Amended and Restated Certificate of Incorporation is being amended in accordance with the provisions of § 251 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. Pursuant to the terms of an Agreement and Plan of Merger, the Amended and Restated Certificate of Incorporation shall become effective as of upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time as specified in such Certificate of Merger.

5. The Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

FIRST: The name of the Corporation (the “Corporation”) is

Cigna Corporation

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be one thousand (1000) shares of common stock, $0.01 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1.        A director shall under no circumstances have any liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such liability of directors. Neither the modification or repeal of this paragraph 1 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from liability for any act or omission occurring prior to such amendment, modification or repeal.

2.        The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article SEVENTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3.        In addition to the right to indemnification conferred in this Article SEVENTH, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article SEVENTH or otherwise.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of             , 20    .

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]